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EXHIBIT 10.1

STOCK PURCHASE AGREEMENT
BY AND BETWEEN
HEALTH NET, INC.
AND
FLORIDA HEALTH PLAN HOLDINGS II, L.L.C.

    This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of January 19, 2001, by and between Health Net, Inc., a Delaware corporation ("Seller"), and Florida Health Plan Holdings II, L.L.C., a Florida limited liability company ("Purchaser").

    WHEREAS, Seller is the sole stockholder of all of the outstanding shares of capital stock of Foundation Health, A Florida Health Plan, Inc., a Florida corporation (the "Company"), which operates a health maintenance organization in the State of Florida;

    WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the issued and outstanding shares of capital stock of the Company (the "Shares") subject to the terms and conditions of this Agreement;

    WHEREAS, contemporaneous with the Closing (as defined below), (i) the Company and Seller or appropriate affiliates thereof will enter into one or more vendor agreements to provide pharmaceutical rebate processing (for a mutually agreeable appropriate transitional period only), and mental health benefits to persons insured by the Company (for a period of up to one (1) year after the Closing) (together, the "Vendor Agreements"), (ii) the Company and Seller or an appropriate affiliate thereof will enter into a transitional services agreement to provide data network and other transitional services to the Company for a period of up to 90 days after the Closing (collectively, the "Transitional Services Agreement"), and (iii) the Company and Seller or an appropriate affiliate thereof will enter into the Indemnity Health Insurance Agreement (as defined below) relating to the indemnity contracts associated with the Company's business in Florida (the Vendor Agreements, the Transaction Services Agreement, and the Indemnity Health Insurance Agreement are collectively referred to as the "Ancillary Agreements"); and

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
PURCHASE AND SALE

    Section 1.1. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, the Shares, free and clear of all options, pledges, security interests, liens or other encumbrances or restrictions on voting or transfer ("Encumbrances"), other than restrictions imposed by Federal or state securities laws.

    Section 1.2. Purchase Price. The purchase price for the Shares shall be an amount equal to Forty Eight Million and No/100 Dollars ($48,000,000) adjusted at Closing (i) by subtracting the Subscriber Decrease, if any, (ii) by adding the Subscriber Increase, if any, and (iii) by subtracting the amount equal to the product of (x) $1,000 and (y) the number of Broward County Medicare Beneficiaries enrolled with the Company in excess of 29,000 as of the Closing Date (as so adjusted, the "Purchase Price"). Purchaser shall pay the Purchase Price as follows:

      (a) Within (i) one (1) business day after the full execution of this Agreement by the parties, Purchaser shall wire transfer in immediately available funds to the law firm of McDermott, Will & Emery (the "Escrow Agent"), the sum of Five Hundred Thousand and No/100 Dollars

  ($500,000.00) (the "Initial Deposit") and (ii) simultaneously with the delivery of the Commitment Letter and the Equity Commitment, as defined below, the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the "Second Deposit"). The Initial Deposit and the Second Deposit shall be collectively referred to as the "Deposit," which term shall include all interest accrued thereon. The Deposit shall be held by the Escrow Agent in escrow in accordance with the terms of this Agreement and the escrow agreement (the "Escrow Agreement") attached hereto as Exhibit 1.2(a). Seller, Purchaser and Escrow Agent shall execute the Escrow Agreement simultaneously with the execution of this Agreement. At the Closing, the Escrow Agent shall pay the Deposit to Seller by wire transfer in immediately available funds to an account designated by Seller and Purchaser shall receive a credit in the amount of the Deposit against the Closing Payment (as defined below) due Seller at Closing. In all other cases, the Escrow Agent shall only disburse the Deposit as set forth in this Agreement and the Escrow Agreement.

      (b) Twenty Three Million and No/100 Dollars ($23,000,000.00) of the Purchase Price (less the credit due Purchaser for the Deposit paid to Seller at Closing pursuant to Section 1.2(a)), shall be paid by Purchaser to Seller at Closing by wire transfer in immediately available funds to an account designated by Seller (the "Closing Payment").

      (c) The remaining balance of the Purchase Price (the "Deferred Payment") shall be paid by Purchaser to Seller by delivery at Closing of a promissory note bearing interest at eight percent (8%) per annum in the original principal amount of the Deferred Payment from Purchaser in favor of Seller with interest payable annually, principal payable in five (5) equal annual installments and otherwise in the form attached hereto as Exhibit 1.2(c) (the "Promissory Note"). The amount due under the Promissory Note shall be subject to adjustment as set forth in this Agreement. Purchaser's obligations under the Promissory Note shall be secured by (i) a pledge of the membership interests of the Purchaser and the Shares in favor of Seller including certain negative covenants restricting the Purchaser's use and disposition of the Shares and its membership interests and the Company's membership (i.e., enrollees and covered dependents) and assets which shall be incorporated in the terms of the security agreement which shall be made pursuant to the terms of the stock pledge agreement (the "Stock Pledge Agreement") attached hereto as Exhibit 1.2(c)(i), which Stock Pledge Agreement shall be properly executed by Purchaser and delivered to Seller at Closing, together with the stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, and (ii) a security interest in all of the Purchaser's assets in favor of the Seller (the "Security Agreement") attached hereto as Exhibit 1.2(c)(ii), which Security Agreement shall be properly executed by the Purchaser, as appropriate, and delivered to Seller at Closing, together with appropriate financing statements, and any other documents necessary to perfect the security interest of Seller, all duly executed by the Purchaser. Purchaser shall pay at Closing any applicable documentary stamp taxes and intangible taxes due with respect to the Promissory Note, Stock Pledge Agreement and the Security Agreement. Purchaser shall pay all costs and expenses relating to the filing of the financing statements, and any other documents necessary to perfect the security interest of Seller. Purchaser acknowledges and agrees the rights of Seller to pursue its rights and remedies under the Promissory Note, the Stock Pledge Agreement and/or the Security Agreement are in addition to any and all other rights or remedies of Seller as provided under this Agreement or applicable law in connection with Purchaser's breach of any of the terms and provisions of this Agreement, including, without limitation, Purchaser's failure to pay the sums due under the Promissory Note.

    Section 1.3. Closing Amounts.

      (a) Immediately prior to the Closing, (i) Purchaser, at its sole cost and expense (in addition to the payment of the Purchase Price), shall contribute such amount of capital or assets to the Company, if any, as is required by the Florida Department of Insurance ("DOI"), in order to obtain DOI approval of the purchase of the Shares by Purchaser as contemplated by this

  Agreement (exclusive of any capital or assets contributed by Seller as provided under clause (ii) of this subsection), and (ii) Seller, at its sole cost and expense, shall contribute such amount of capital or assets to the Company, if any, such that the Company has the required minimum statutory surplus as of the Closing as determined in accordance with Section 641.225, F.S. (2000).

      (b) Seller, in consultation with the Purchaser, shall prepare a new Schedule 2.27 which is mutually agreed upon showing the estimated Miami-Dade Medicare Subscribers and South Florida Medicaid Subscribers as of the first day of the month which includes the Effective Time based on all information known at such time. Seller shall deliver a copy of this revised Schedule 2.27 to Purchaser at or prior to Closing. If the number of Miami-Dade Medicare Subscribers shown on the revised Schedule 2.27 exceeds the number of Miami-Dade Medicare Subscribers on the initial Schedule 2.27, an amount equal to such excess number of subscribers multiplied by $1,000 shall be the "Miami-Dade Subscriber Increase". If the number of Miami-Dade Medicare Subscribers shown on the revised Schedule 2.27is less than the number of Miami-Dade Medicare Subscribers shown on the initial Schedule 2.27, the reduction in the number of subscribers multiplied by $1,000 shall be the "Miami-Dade Subscriber Decrease." If the number of South Florida Medicaid Subscribers shown on the revised Schedule 2.27 exceeds the number of South Florida Medicaid Subscribers on the initial Schedule 2.27, an amount equal to such excess multiplied by $250 shall be the "South Florida Subscriber Increase". If the number of South Florida Medicaid Subscribers shown on the revised Schedule 2.27 is less than the number of South Florida Medicaid Subscribers on the initial Schedule 2.27, the reduction in the number of subscribers multiplied by $250 shall be the "South Florida Subscriber Decrease". At Closing the amount determined by combining(i) either the Miami-Dade Subscriber Increase or the Miami-Dade Subscriber Decrease and (ii) either the South Florida Subscriber Increase or the South Florida Subscriber Decrease, shall, for purposes of the adjustments required pursuant to Section 1.2(i) and Section 1.2(ii), respectively, be the "Subscriber Increase" if such amount is positive or the "Subscriber Decrease" if such amount is negative.

    Section 1.4. Post-Closing Adjustments for Pre-Closing Unpaid Claims and Unused Balance of Premium Deficiency Reserve.

      (a) Seller, in consultation with the Purchaser, shall prepare and deliver to purchaser at or prior to Closing an estimated balance sheet (the "Closing Balance Sheet") of the Company as of the close of business on the day preceding the Closing Date (the "Effective Time") in accordance with statutory accounting principals pursuant to Florida Statutes Chapter 641 (2000) ("SAP") which is reasonably acceptable to Purchaser. The Closing Balance Sheet shall include a Pre-Closing Unpaid Claims reserve, Minimum Surplus and Statutory Surplus (as those terms are hereinafter defined) that are reasonably acceptable to Purchaser based upon the information available at the Effective Time and in accordance with this Agreement.

      (b) For purposes of this Agreement "Pre-Closing Unpaid Claims" shall mean the sum of the following balance sheet accounts of the Company determined in accordance with SAP using methods within the then existing range of generally accepted industry practices and consistent with the Company's past practices: (i) the account for incurred but not reported claims of the Company ("IBNR Claims") that are incurred prior to the Closing Date which account shall be established as of December 31, 2000 in the amount of Eighty Three Million and No/Dollars ($83,000,000.00) and maintained with the same actuarially equivalent margin through the Closing Date as determined by the Seller's and Purchaser's actuaries (the "IBNR Account Balance") for the payment of the IBNR Claims and (ii) the account for reported claims of the Company that are received by the Company prior to the Closing Date but are unpaid as of the Closing Date. For purposes of this Agreement "Statutory Surplus" shall mean the amount of surplus determined in accordance with SAP using methods within the existing range of generally accepted industry practices and consistent with the Company's past practices which is used to determine compliance with the minimum surplus requirements of Section 641.225, Florida Statutes (2000). For purposes of this Agreement

  "Minimum Surplus" means the lowest amount of Statutory Surplus a health maintenance organization can have pursuant to the requirements of Section 641.225, Florida Statutes (2000).

      (c) To the extent that an amount equal to the sum of (i) the aggregate amount chargeable against the reserve for Pre-Closing Unpaid Claims which is actually paid for the one year period after the Closing Date (1) in the ordinary course by the Company, (2) in a manner that is consistent with past practices of the Company, and (3) substantially in accordance with the terms of the Company's provider and membership contracts in force at the time the services were rendered (with the amount actually paid not to include any amounts paid in excess of the rates which were provided in such contracts), plus (ii) an actuarially determined and mutually agreed upon reserve of up to three percent (3%) of such amount for unpaid items that will be chargeable against the reserve for Pre-Closing Unpaid Claims at the end of such one year period after Closing (such amount, the "Paid Claims Amount") exceeds the reserve for Pre-Closing Unpaid Claims as stated on the Closing Balance Sheet; the Seller shall pay to Purchaser the amount by which the Paid Claims Amount exceeds the reserve for the Pre-Closing Unpaid Claims as stated on the Closing Balance Sheet with interest at the rate of six percent (6%) per annum from the Closing Date. To the extent that the Paid Claims Amount is less than the reserve for the Pre-Closing Unpaid Claims as stated on the Closing Balance Sheet, then Purchaser shall pay to Seller the amount by which the reserve for the Pre-Closing Unpaid Claims as stated on the Closing Balance Sheet exceeds the Paid Claims Amount with interest at the rate of six percent (6%) per annum from the Closing Date. For purposes of this Agreement, payments, made in the ordinary course by the Company and in a manner and amount that is consistent with past practices of the Company, to providers for services under a capitated provider network (the "Network") contract can be charged against the reserve for Pre-Closing Unpaid Claims and shall be included in the Paid Claims Amount if (i) the service was rendered prior to the termination date of the related Network's agreement with the Company, (ii) the Network's contract with the Company effectively terminated prior to the Closing Date and (iii) the provider was under contract with the Network, and not with the Company, at the time the service was rendered; provided, that in any event the amount so paid, together with any amount previously received by the provider for such services, is not greater than the amount due the provider under his, her or its contract with the Network or a lesser amount if permitted by the DOI.

      (d) In calculating the Paid Claims Amount, any and all amounts received or recoverable by the Company for stop-loss, insurance receipts, reinsurance, coordination of benefits, subrogation claims and any other amounts received or recoverable from insurers relating to such claims (collectively "Stop-Loss Amounts") shall be credited against (and be deemed to reduce) the amount actually paid by the Company. Purchaser also agrees that, after the Closing, the Company shall not treat the processing, adjudication or payment of any of the Pre-Closing Unpaid Claims with standards that are different from the standards used for processing, adjudicating and paying of the Company's claims incurred after the Closing Date. For purposes of this Agreement amounts "recoverable" by the Company with respect to stop-loss, insurance receipts, reinsurance, coordination of benefits, subrogation claims and any other amounts shall include any payments to which the Company: (a) has a reasonable expectation of receipt with the passage of time, with or without action by the Company or (b) would have otherwise been entitled but for an act or omission by the Company.

      (e) The Company will be solely responsible for the administration and direct payment to the appropriate recipients of all Paid Claims Amounts; provided, however, that this Section 1.4(e) shall not limit Seller's obligation pursuant to Section 1.4(c) for the amount, if any, by which the Paid Claims Amount exceeds the Pre-Closing Unpaid Claims.

      (f)  Concurrent with the settlement of the Pre-Closing Unpaid Claims as set forth above, the Company shall assign to Seller without recourse any and all rights of the Company with respect denials of claims and payments (the "Denied Recoveries") under any rights of the Company related to, arising under or resulting from subrogation, reinsurance, stop-loss, coordination of benefits or any other similar laws, contracts or arrangements and pertaining to the Pre-Closing Unpaid Claims. With respect to the Denied Recoveries, Purchaser shall cause the Company to constitute and appoint Seller as its true and lawful attorney, with full power of substitution, in the name of the Company, but on behalf of, the sole benefit of and at the sole cost and expense of Seller, to institute and prosecute, in the name of the Company or otherwise, all proceedings which the Seller may deem proper in order to receive, collect, assert or enforce any claim, right, interest or title of any kind in or to the Denied Recoveries, to defend and compromise any and all actions, suits or proceedings in respect thereof, and to do all such acts and things and execute any instruments in relation thereto as the Seller shall deem advisable. Purchaser shall cause the Company to authorize the Seller to endorse or assign without recourse any instrument, contract or chattel paper relating to the Denied Recoveries. The foregoing appointment shall be coupled with an interest and shall be irrevocable and perpetual and shall not be terminated by any act of the Company, Purchaser or their respective successors and assigns, by operation of law or by the occurrence of any other event or in any other manner.

      (g) During the one (1) year period after the Closing Date, Purchaser shall deliver monthly to Seller a certificate which shall certify to Seller, in reasonable detail, the Paid Claims Amount, the Denied Recoveries and the Stop-Loss Amount, along with an analysis of such amounts compared to the reserve for Pre-Closing Unpaid Claims as stated on the Closing Balance Sheet, and use commercially reasonably efforts to include an analysis of the possible under- or over-funding of the Minimum Surplus and Statutory Surplus. Within thirty (30) days of the last day of the one (1) year period after the Closing Date, Purchaser shall deliver to Seller a certificate (the "Final Certificate") which shall certify to Seller, in reasonable detail (i) the final Paid Claims Amount, (ii) the Stop-Loss Amount, (iii) the Company's Minimum Surplus and (iv) the balance of the Company's Statutory Surplus; all such amounts to be determined as of the Closing Date based on information which is available at the end of such one (1) year period after the Closing Date (except that for purposes of calculating the Statutory Surplus the IBNR Account Balance as stated on the Closing Balance Sheet shall be used), without regard to the balances of the Company's Statutory Surplus and the Company's Minimum Surplus as stated on the Closing Balance Sheet. Purchaser shall make available the books and records of the Company to Seller for its reasonable review in connection therewith.

      (h) To the extent the Final Certificate shows that the Company's Statutory Surplus exceeded the Company's Minimum Surplus on the Closing Date, Purchaser shall pay to Seller an amount equal to such excess together with interest on such amount at eight percent (8%) per annum from the Closing Date to the date of payment. In the event the Final Certificate shows that the Company's Minimum Surplus exceeded the Company's Statutory Surplus on the Closing Date, the Purchaser shall reduce the principal balance of the Promissory Note by an amount equal to such excess together with interest on such amount at eight percent (8%) per annum from the Closing Date to the date of such reduction.

      (i)  If within twenty (20) days thereafter Seller gives notice to Purchaser that it disputes any of Purchaser's determinations reflected in the Final Certificate, which notice shall specify the amounts Seller believes should be reflected on the Final Certificate in reasonable detail along with an analysis of the determinations which it disputes (the "Seller Notice"), the parties shall confer with regard to the matter and an appropriate adjustment shall be made to the amounts due or payable as described in the Final Certificate, as agreed upon by the parties. If the parties are unable to agree on an appropriate adjustment, a firm of independent certified public accountants of recognized standing (the "Accountants"), whose decision on the matter shall be binding on the parties, shall be designated by agreement between Seller and Purchaser. If Seller and Purchaser fail to agree on the selection of the Accountants, the Accountants shall be selected by mutual agreement of each of Purchaser's and Seller's outside independent auditors). The Accountants shall calculate the net amount due to Seller or Purchaser under Section 1.4(c) and Section 1.4(h) based on the Final Certificate (the "Purchaser Amount") and the Seller Notice (the "Seller Amount") using the determinations set forth in the Final Certificate and the Seller Notice. The Accountants shall also conduct such analysis as they deem appropriate during a period not to exceed forty-five (45) days after they are selected to make the determinations pursuant to this Section 1.4(i) and shall issue their decision (which shall be rendered in writing and shall specify the reasons for the decision) within fifteen (15) days after the conclusion of their analysis. The Accountants' decision shall include a determination of the amounts which they have determined should have been reflected on the Final Certificate, except that the decision shall not adjust any items which were equal on the Final Certificate and the Seller's Notice, and a determination of the net amount due to Seller or Purchaser under Section 1.4(c) and Section 1.4(h) (the "Accountants' Amount"). In the event the Accountants' Amount is within the range of the Purchaser Amount and the Seller Amount, the fees and expenses of the Accountants shall be paid equally by the parties. In the event the Accountants' Amount is more favorable to the Purchaser than both the Seller Amount and the Purchaser Amount, the Seller shall pay the fees and expenses of the Accountants. In the event the Accountants' Amount is more favorable to the Seller than both the Seller Amount and the Purchaser Amount, the Purchaser shall pay the fees and expenses of the Accountants. Each party shall make available to the other party such work papers as may be reasonably necessary to calculate the adjustment under this Section 1.4.

      (j)  Amounts payable pursuant to Section 1.4(c) and Section 1.4(h) shall, if not disputed by Seller pursuant to Section 1.4(i), be paid within three (3) business days after the earlier of (i) the expiration of the twenty (20) day period described in Section 1.4(i) or (ii) the date on which the Seller delivers written notice to Purchaser that it waives its right to dispute the Final Certificate. In the event Seller gives notice to Purchaser that it disputes any of the determinations reflected in the Final Certificate pursuant to Section 1.4(i), any undisputed amounts (including the undisputed portion of any disputed amount) shall be paid as provided in the preceding sentence and the disputed portion of any disputed amounts as adjusted upward or downward by the Accountants' decision, shall be paid within three (3) business days after the resolution of such dispute pursuant to Section 1.4(i).

    Section 1.5. Closing. The sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of McDermott, Will & Emery located at 201 South Biscayne Boulevard, Miami, Florida at 10:00 a.m. EST on, or effective as of, the first day of the month following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VI or such other place (including via facsimile), time or date on which Seller and Purchaser may mutually agree in writing (the day on which the Closing takes place being the "Closing Date"); provided, however, that the execution and delivery of the Promissory Note shall take place outside the State of Florida at such location as is reasonably acceptable to the parties.

    Section 1.6. Deliveries at the Closing by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

  (a)
  the stock certificate evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank;

  (b)
  the duly executed Transitional Services Agreement in substantially the form attached hereto as Exhibit 1.6(b);

  (c)
  the duly executed Vendor Agreements in substantially the forms attached hereto as Exhibit 1.6(c);

  (d)
  the duly executed Indemnity Health Insurance Agreement in substantially the form attached hereto as Exhibit 1.6(d); and

  (e)
  all other previously undelivered certificates and other documents required to be delivered by Seller to Purchaser at or prior to the Closing Date in connection with the transactions contemplated hereby.

    Section 1.7. Deliveries at the Closing by Purchaser. At the Closing, Purchaser (and, where applicable, the Company) shall deliver to Seller:

  (a)
  the Closing Payment by wire transfer of immediately available funds to an account designated by Seller;

  (b)
  the duly executed Promissory Note;

  (c)
  the duly executed Stock Pledge Agreement, together with the stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank and appropriate financing statements, and other documents necessary to perfect the security interest of Seller therein;

  (d)
  the duly executed Security Agreement, together with appropriate financing statements, and any other documents necessary to perfect the security interest of Seller therein;

  (e)
  the duly executed Transitional Services Agreement;

  (f)
  the duly executed Vendor Agreements;

  (g)
  the duly executed Indemnity Health Insurance Agreement; and

  (h)
  all other previously undelivered certificates and other documents required to be delivered by Purchaser to Seller at or prior to the Closing Date in connection with the transactions contemplated hereby.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller represents and warrants to Purchaser as follows:

    Section 2.1. Organization. Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the corporate laws of the jurisdiction of its incorporation and any other jurisdiction where its business or activities require that it qualify to do business.

    Section 2.2. Capitalization. Section 2.2 of the written statement delivered by Seller to Purchaser at or prior to the execution of this Agreement (the "Seller's Disclosure Schedule") sets forth the authorized, issued and outstanding shares of capital stock of the Company. All the outstanding shares of capital stock of the Company are validly issued, fully paid, nonassessable and are held beneficially and of record by Seller. There are no existing (i) rights, warrants, calls, options, subscriptions, agreements or commitments to issue or sell any shares of common stock or other securities of the Company or (ii) voting trusts or proxies to which the Company is a party with respect to the voting of the capital stock of the Company.

    Section 2.3. Ownership of Stock. The Shares are owned by Seller free and clear of all Encumbrances, other than restrictions imposed by Federal and state securities laws. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire from Seller valid and marketable title to the Shares, free and clear of all Encumbrances, other than any restrictions imposed by Federal and state securities laws.

    Section 2.4. Authorization; Validity of Agreement. Seller has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery hereof by Purchaser, is a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    Section 2.5. Consents and Approvals; No Violations. Except as disclosed in Section 2.5 of the Seller's Disclosure Schedule and except for (a) approvals or consents of any court, legislative, executive or regulatory authority or agency (a "Governmental Entity") under applicable health maintenance and insurance holding company or other laws and regulations of the federal government and the State of Florida; (b) applicable requirements under corporation or "blue sky" laws of the State of Florida, and (c) matters specifically described in this Agreement, neither the execution or delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) violate any provision of the Seller's or the Company's articles of incorporation or bylaws, (ii) with notice or lapse of time or both, result in the creation or imposition of a lien which has a Seller Material Adverse Effect (as defined below), except for such creation or imposition which becomes applicable as a result of the business or activities in which Purchaser is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser, or (iii) violate any material contract to which the Company or any of its Affiliates is a party. As used in this Agreement, "Seller Material Adverse Effect" means a material adverse effect upon the transactions contemplated hereby or any material adverse change in, or material adverse effect on, the business, financial condition or operations of Company, taken as a whole; provided, however, that the effects of changes that are generally applicable to (i) the industries or markets in which the Company operates; (ii) the United States economy or local economy in which the Company operates; or (iii) the United States securities markets shall be excluded from the determination of Seller Material Adverse Effect; and provided, further, that any adverse effect on the Company resulting from the execution of this Agreement, the announcement of this Agreement and the transactions contemplated hereby or any facts or circumstances primarily related to Purchaser shall also be excluded from the determination of Seller Material Adverse Effect.

    Section 2.6. Financial Statements. Seller has provided Purchaser the unaudited balance sheet of the Company as of December 31, 1999 and December 31, 2000 and the related unaudited statements of income and retained earnings and cash flows of the Company for the one (1) year periods ended December 31, 1999 and December 31, 2000 prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied (such financial statements collectively, the "GAAP Financial Statements"). The unaudited balance sheets included in the GAAP Financial Statements presents fairly, in all material respects, the financial position of the Company as of the dates thereof, and the other related unaudited statements of income and retained earnings and cash flow included in the GAAP Financial Statements present fairly, in all material respects, the results of operations of the Company for the respective periods or as of the respective dates set forth therein, in each case in accordance with GAAP, except for the absence of footnote disclosures, statements of cash flow and statements of changes in stockholders' equity, all of which are required under GAAP, and the items set forth in Section 2.6 of the Seller's Disclosure Schedule. Seller has provided to Purchaser its financial statements prepared in accordance with SAP as of the same dates and for the same periods as the GAAP Financial Statements (collectively, the "SAP Financial Statements"). All of the SAP Financial Statements have been prepared from the books and records of the Company in accordance with SAP.

Except as set forth in Section 2.6 of the Seller's Disclosure Schedule, the SAP Financial Statements present fairly, in all material respects and in accordance with SAP, the admitted assets, liabilities and Statutory Surplus of the Company and its results of operations and cash flows as of the respective dates and for the respective periods indicated. The GAAP Financial Statements and SAP Financial Statements are hereinafter collectively referred to as the "Financial Statements."

    Section 2.7. Books and Records. The Seller has made available to Purchaser with a true, correct and accurate copy of the corporate minute books of the Company.

    Section 2.8. Employment Matters.

      (a) Set forth on Section 2.8(a) of the Seller's Disclosure Schedule attached hereto is a true and complete list of each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), whether or not subject to ERISA, and each stock option or stock-based compensation, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment, retirement or fringe benefit plan, program, arrangement, agreement or commitment maintained or contributed to or required to be contributed to by the Seller or the Company or any of their respective affiliates, with respect to any present or former employee of the Company ("Employee Benefit Plans").

      (b) Except as described on Section 2.8(b) of the Seller's Disclosure Schedule attached hereto (the "Company-Sponsored Employee Benefits Plans"), no Employee Benefit Plan is sponsored or maintained by the Company. Neither the Seller nor the Company nor any of their Affiliates (nor any employer (whether or not incorporated) that would be treated together with the Seller or the Company or any such affiliate as a single employer within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the "Code")), has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any "employee pension benefit plan," within the meaning of Section 3(2) of ERISA, that is a "multiemployer plan," within the meaning of Section 3(37) of ERISA, or subject to Section 412 of the Code, or Section 302 or Title IV of ERISA. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, has, as currently in effect, been determined to be so qualified by the Internal Revenue Service, and since the date of each such determination, no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination. The Company has not incurred, and no event has occurred and no condition or circumstance exists that could result, directly or indirectly, in, any unsatisfied liability (including, without limitation, any indirect, contingent or secondary liability) of the Company under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA arising in connection with any employee pension benefit plan covered or previously covered by Title IV of ERISA or such sections of the Code or ERISA. No asset or property of the Company is or may be subject to any lien arising under Section 412(n) of the Code or Section 302(f) of ERISA. The Company has not been, and does not expect to be, required to provide any security under Section 307 of ERISA or Section 401(a)(29) or 412(f) of the Code. The Company has complied in all respects with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA"), and the Company is not subject to any liability as a result of any failure to administer or operate any "group health plan" (as defined in COBRA) in compliance with COBRA. Full payment has been made of all amounts which the Company is required under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to have paid as contributions or premiums thereunder as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. No litigation or administrative or other proceeding, audit, examination or investigation is pending or asserted, or, to the best knowledge of the Seller, threatened, anticipated or expected to be asserted with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits arising in the ordinary course). The execution of this Agreement and the consummation of the transactions contemplated hereby, will not result in any payment (whether of severance pay or otherwise), "parachute payment" (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any present or former employee or director of the Company which could reasonably be expected to have a Seller Material Adverse Effect. Notwithstanding anything herein to the contrary, the entirety of this Section 2.8(b) is subject to the exceptions set forth on Section 2.8(b) of the Seller's Disclosure Schedule attached hereto.

      (c) Set forth on Section 4.4 of the Seller's Disclosure Schedule attached hereto is an accurate and complete list of all employees of the Company, including the employee's name, position and date of hire.

      (d) Set forth on Section 2.8(d) of the Seller's Disclosure Schedule attached hereto is an accurate and complete list of employees with written employment agreements, severance agreements or retention agreements, including the employee's name and the amount of any severance and/or retention benefits.

      (e) The Company is not a party to any collective bargaining agreement or other contract, agreement or understanding with any labor union and no such agreement is currently being negotiated. To the knowledge of Seller or the Company's officers, the Company is not engaged in any unfair labor practices.

    Section 2.9. Litigation. Except as disclosed in Section 2.9 of the Seller's Disclosure Schedule, there is no action, suit, proceeding at law or in equity, governmental investigation, arbitration or administrative or other proceeding pending or, to the knowledge of Seller or the Company, any action, suit, proceeding or investigation threatened, against or affecting the Company. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which is reasonably likely to have a Seller Material Adverse Effect.

    Section 2.10. Taxes. Except as disclosed in Section 2.10 of the Seller's Disclosure Schedule:

      (a) the Company has (i) timely filed all Tax Returns (as hereinafter defined) required to be filed by it other than those Tax Returns, the failure of which to file would not have a Seller Material Adverse Effect, and all such Tax Returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes (as hereinafter defined) shown to be due on such Tax Returns other than such Taxes that are being contested in good faith by the Company;

      (b) neither Seller nor the Company has received written notice of any ongoing federal, state, local or foreign audits or examinations of any Tax Return of the Company.

      (c) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company;

      (d) the Company is not a party to any agreement providing for the allocation or sharing of Taxes, except with Seller;

      (e) there are no material statutory liens for Taxes upon the assets of the Company which are not provided for in the Financial Statements, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith; and

      (f)  the Purchaser agrees to join in an election with Seller to reattribute all federal net operating loss carryforwards of the Company, pursuant to Federal Income Tax Regulation Section 1.1502-20(g)(1), to Seller that were incurred during any tax period ending on or before the Closing Date.

    For purposes of this Agreement (i) "Taxes" shall mean any and all Taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording Taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign) including, without limitation, any state, local or foreign governmental or any subdivision or taxing agency thereof (including a United States possession), whether computed on separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with out respect to, any such Taxes, charges, fees, levies or other assessments and (ii) "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

    Section 2.11. Filings and Reports. Except as set forth in Section 2.11 of the Seller's Disclosure Schedule, since incorporation, the Company has filed all material reports, registrations and statements, together with any material amendments required to be made with respect thereto, heretofore required to be filed with (i) the DOI; (ii) the State of Florida Agency for Health Care Administration; (iii) the United States Health Care Financing Administration; and (iv) any other regulatory body requiring the same, except where the failure to file the same would not have a Seller Material Adverse Effect.

    Section 2.12. Regulatory Licenses. The Company has all permits, licenses and regulatory approvals of governmental entities and all accreditations (collectively, "Permits") necessary to conduct its business in the manner and in the areas in which it is presently being conducted by the Company, and all such Permits are valid and in full force and effect, except where the failure to have such a Permit or the invalidity or ineffectiveness thereof would not, individually or in the aggregate, have a Seller Material Adverse Effect.

    Section 2.13. Title to Properties; Encumbrances. The Company owns no fee simple or similar interest in real property. Except as set forth in Section 2.13 of the Seller's Disclosure Schedule, the Company has good and valid title to (a) all of the properties and assets (personal, tangible and intangible) reflected in the most recent Financial Statements and (b) all of the assets purchased by the Company since the date of the most recent Financial Statements; in each case subject to no encumbrance, lien, or charge, except for (i) liens reflected in the Financial Statements, (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company in the operation of its business and (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent (liens of the type described in clauses (i), (ii) and (iii) above are hereinafter sometimes referred to as "Permitted Liens"). Except as set forth on Section 2.13 of Seller's Disclosure Schedule, substantially all of the furniture, movable fixtures and movable equipment located at any of the Company's offices (which offices are possessed pursuant to a lease listed on Section 2.14(a) of Seller's Disclosure Schedule) are owned by the Company free and clear of any Encumbrances other than Permitted Liens or are leased.

    Section 2.14. Leases. (a) Section 2.14(a) of the Seller's Disclosure Schedule contains an accurate and complete list of all real estate leases to which the Company is a party (as lessee or lessor) and (b) Section 2.14(b) of Seller's Disclosure Schedule an accurate and complete list of all personal property leases to which the Company is a party (as lessee or lessor) which personal property leases provide for a period of performance which extends beyond twelve (12) months from the Closing Date or involve payment or receipt in the twelve (12) months following the Closing Date of amounts in excess of $50,000 per lessee or lessor, as the case may be. Each such lease is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the purchase of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. The Company has not violated any of the material terms or conditions under any such lease in any material respect, and, to the knowledge of the Seller, all of the covenants to be performed by any other party under any such lease have been fully performed. The property leased by the Company is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

    Section 2.15. Contracts. Seller has provided Purchaser copies of all written Material Contracts (as hereinafter defined). Section 2.15 of the Seller's Disclosure Schedule sets forth a list of the contracts and licenses to which the Company is a party and which are material to the conduct of its business (other than subscriber agreements, broker agreements or provider agreements) and which provide for a period of performance which extends beyond twelve (12) months from the Closing Date or involve payment or receipt in the twelve months following the Closing Date of amounts in excess of $50,000 (the "Material Contracts"). Those Material Contracts listed on Section 2.15 of Seller's Disclosure Schedule under the heading "Corporate Parent Contracts" will not continue with respect to the Company after Closing, except as otherwise mutually agreed to by the parties and the vendor. The Company has not violated any of the terms or conditions of any Material Contract set forth on said Section 2.15 of the Seller's Disclosure Schedule in any material respect, is not in receipt of and has not made any claim of default or breach of any such Material Contract, and, to the knowledge of the Seller, all of the covenants to be performed by any other party thereto have been fully performed.

    Section 2.16. Group Subscriber Agreements. Seller has provided Purchaser all group subscriber agreements for groups having more than 500 enrollees (except for pricing, rate or competitive information) and has provided Purchaser for its review and inspection specimen copies of all forms of group subscriber agreements utilized by the Company in its commercial operations and in any other separate line of business, if any. Seller has also provided Purchaser for review and inspections samples of individual subscriber agreements and copies of materials reflecting the Company's health benefit plans. Seller has also provided Purchaser an accurate and complete list of all group subscribers, include the name of the group and the approximate number of members within the group. Except as set forth in Section 2.16 of the Seller's Disclosure Schedule, the Company has not violated any of the terms or conditions of any group subscriber agreement in any material respect, is not in receipt of and has not made any claim of default or breach of any such contract, and, to the knowledge of the Seller, all of the covenants to be performed by any other party thereto have been fully performed.

    Section 2.17. Broker Agreements. Seller has provided to Purchaser copies of the forms of all broker agreements utilized by the Company in its commercial operations and any broker agreements with Former Company Employees which currently provide broker services to the Company. Except as set forth in Section 2.17 of the Seller's Disclosure Schedule, the Company has not violated any of the terms or conditions of any broker agreement in any material respect, is not in receipt of and has not made any claim of default or breach of any such contract, and, to the knowledge of the Seller, all of the covenants to be performed by any other party thereto have been fully performed.

    Section 2.18. Provider Agreements. Seller has provided to Purchaser all provider agreements to which the Company is a party for its hospital providers, primary care physicians with more than 150 Medicare beneficiaries assigned to each such physician's panel and copies of other specific provider agreements requested by Purchaser (except for pricing, rate or competitive information). Except as set forth on Section 2.18 of the Seller's Disclosure Schedule, the Company has not violated any of the terms or conditions of any provider agreement in any material respect, is not in receipt of and has not made any claim of default or breach of any such contract, has not received written notice of termination of any such contract with respect to providers located in Dade, Broward and Palm Beach

Counties, Florida or any provider whose or which termination would have a material adverse effect on the financial performance of the Company in that service area wherever located in Florida, and, to the knowledge of the Seller, all of the covenants to be performed by any other party thereto have been fully performed. Seller has listed in Section 2.18 of the Seller's Disclosure Schedule all of those provider agreements which Seller intends not to renew or enter into a new contract upon the expiration of such agreements' current term with respect to providers located in Dade, Broward and Palm Beach Counties, Florida or any provider whose or which contract if not renewed or replaced would have a material adverse effect on the financial performance of the Company in that service area wherever located in Florida (the "Expiring Provider Agreements").

    Section 2.19. Restrictive Documents. Except as set forth on Section 2.19 of the Seller's Disclosure Schedule, the Company is not subject to, or a party to, any charter, by-law, mortgage, or lien, which would prevent consummation of the transactions contemplated by this Agreement, compliance by Seller with the terms, conditions and provisions hereof or the continued operation of the Company's business after the date hereof or the Closing Date on substantially the same basis as heretofore operated.

    Section 2.20. Broker or Finders. Except for the fees payable to J.P. Morgan Chase & Co., which will be paid by Seller, Seller has not entered into any contract, arrangement or understanding with any person which may result in Seller's obligation to pay any finder's fees, brokerage or agent's commission or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Seller is not aware of any claim or basis for claim for any such payments.

    Section 2.21. Subsidiaries and Investments. The Company has no subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture, or other entity other than (i) those disclosed in filings with DOI and (ii) investments in publicly traded companies of less than 5%.

    Section 2.22. Intellectual Property. Section 2.22 of the Seller's Disclosure Schedule sets forth a list of the electronic data processing systems, information systems and computer software programs used by the Company in its business and indicates which of these will remain in the Company upon consummation of the sale of the Shares, except for off-the-shelf software programs, and indicates whether such software or system is owned or licensed by the Company.

    Section 2.23. Compliance with Laws. The Company is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees, including payment of assessments under the Florida Health Maintenance Organization Consumer Assistance Plan, except where the failure to comply or pay would not have a Seller Material Adverse Effect.

    Section 2.24. Absence of Undisclosed Liabilities. Except as set forth in the most recent monthly unaudited balance sheet of the Company delivered to Purchaser or in the Financial Statements or on Section 2.24 of Seller's Disclosure Schedule, and other than liabilities and obligations incurred in the ordinary course of business, the Company had no liabilities or obligations secured or unsecured (whether accrued, absolute, contingent or otherwise) of a nature that would be reflected in a Company balance sheet prepared in accordance with GAAP consistently applied which would have a Seller Material Adverse Effect, including, without limitation, any tax liabilities due or to become due, and whether incurred in respect of or measured by the Company's income for any period prior to the close of business on the date of this Agreement or arising out of any transaction entered into prior thereto, which are not clearly reflected in the Financial Statements.

    Section 2.25. Insurance. Set forth on Section 2.25 of the Seller's Disclosure Schedule is a complete list of insurance policies that the Company maintains with respect to its businesses, properties or employees. Except as noted in Section 2.25 of the Seller's Disclosure Schedule, all such policies will be terminated with respect to the Company as of the Closing.

    Section 2.26. Certain Governmental Consents. To the knowledge of Seller, there is no reason to believe that any Governmental Entity (including, without limitation, the DOI) whose authorization, consent, or approval of the transactions contemplated by this Agreement is required to be obtained will not give such authorization, approval, or consent based solely on facts and circumstances relating to Seller, or the past operations of Seller, or any of the shareholders of Seller.

    Section 2.27. Membership. Section 2.27 of the Seller's Disclosure Schedule contains the estimated number of all of the Company's Medicare Subscribers in Miami-Dade County, Florida ("Miami-Dade Medicare Subscribers") and all of the Company's Medicaid Subscribers in Miami-Dade, Broward and Palm Beach Counties, Florida ("South Florida Medicaid Subscribers") as of January 1, 2001 (including Seller's estimate of retroactive terminations).

    Section 2.28. No Changes Since Financial Statement Date. From the date of the most recent Financial Statements to January 19, 2001, the Company has not taken any action which would have been a breach of Section 4.1 (b)-(j) of this Agreement had this Agreement then been an agreement between Purchaser and Seller.

    Section 2.29. Limitations on Representations and Warranties. Except as specifically set forth in this Article II and the information disclosed on the Seller's Disclosure Schedule pursuant to this Article II, Seller makes no other representations or warranties to Purchaser, whether expressed, implied or statutory, in connection with the purchase and sale of the Shares. Except as provided in this Article II and the information disclosed on the Seller's Disclosure Schedule pursuant to this Article II, Purchaser shall have full responsibility for ascertaining all matters pertaining to the Shares being purchased and sold hereunder, including the value and condition of the Company's business and assets.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser represents and warrants to Seller as follows:

    Section 3.1. Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and any other jurisdiction where its business or activities require that it qualify to do business.

    Section 3.2. Authorization; Validity of Agreement; Necessary Action. Purchaser has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery hereof by Seller, is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    Section 3.3. Consent and Approvals; No Violations. Except for (a) approvals or consents of Governmental Entities under insurance holding company or other laws of Florida, and (b) matters specifically described in this Agreement, neither the execution or delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (i) violate any provision of Purchaser's articles of incorporation or bylaws, (ii) with notice or lapse of time or both, result in the creation or imposition of a lien which has a Purchaser Material Adverse Effect (as hereinafter defined), or (iii) violate any material contract to which the Purchaser or any of its Affiliates is a party. As used in this Agreement, "Purchaser Material Adverse Effect" means a material and adverse effect upon the transactions contemplated hereby or any material adverse change in, or material adverse effect on, the business, financial condition or operations of Purchaser and its Affiliates, taken as a whole; provided, however, that the effects of changes that are generally applicable to (i) the industries or markets in which Purchaser and its subsidiaries operate; (ii) the United States economy or local economy in which Purchaser operates or (iii) the United States securities markers shall be excluded from the determination of Purchaser Material Adverse Effect.

    Section 3.4. Acquisition for Investment. Purchaser is acquiring the Shares solely for its own account and not with a view to any distribution or other disposition of such Shares, and the Shares will not be transferred except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended, and any applicable state securities laws.

    Section 3.5. Brokers or Finders. `Purchaser represents, as to itself, its subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by the Agreement. As used in this Agreement, the term "Affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended and, with respect to Purchaser includes HIP Health Plan of Florida, Inc., Beacon Health Plans, Inc. and Healthplan Southeast, Incorporated (collectively the "Health Plans" and individually a "Health Plan") and the holding company of each Health Plan (collectively the "Holding Companies").

    Section 3.6. Legal Proceedings. Except as disclosed in Section 3.6 of the written statement delivered by Purchaser to Seller at or prior to the execution of this Agreement (the "Purchaser's Disclosure Schedule"), there is no action, suit, proceeding at law or in equity, governmental investigation, arbitration or administrative or other proceeding pending or, to the knowledge of Purchaser, any action, suit, proceeding or investigation threatened, against or affecting Purchaser. Except as disclosed in Section 3.6 Purchaser's Disclosure Schedule, there is no action, suit, proceeding at law or in equity, governmental investigation, arbitration or administrative or other proceeding pending or, to the knowledge of Purchaser, any action, suit, proceeding or investigation threatened, against or affecting Purchaser or its Affiliates which would adversely affect the consummation by Purchaser of the transactions contemplated by this Agreement. Neither Purchaser nor any of its Affiliates is subject to any judgment, order or decree entered in any lawsuit or proceeding which is reasonably likely to have a Purchaser Material Adverse Effect.

    Section 3.7. Certain Governmental Consents. To the knowledge of Purchaser, there is no reason to believe that any Governmental Entity (including, without limitation, the DOI) whose authorization, consent, or approval of the transactions contemplated by this Agreement is required to be obtained will not give such authorization, approval, or consent based solely on facts and circumstances relating to Purchaser or any of its Affiliates, or the past operations of Purchaser or any of its Affiliates, or any of the members of Purchaser or any of its Affiliates.

    Section 3.8. Financing. Purchaser will have at the Closing sufficient funds in an aggregate amount of not less than the portion of the Purchase Price due at Closing plus all contemplated fees and expenses incurred by Purchaser related to the transactions contemplated by this Agreement, which funds will be available at the Closing to pay such portion of the Purchase Price and all such fees and expenses. Within fourteen (14) business days of the execution of this Agreement by Purchaser, Purchaser shall deliver to Seller an unconditional commitment letter in a form reasonably acceptable to Seller for any funds to be obtained for a loan from a reputable lender to Purchaser (the "Commitment Letter"), together with written evidence of payment in full of any commitment fee(s) required by such lender, and (ii) documentation in a form reasonably acceptable to Seller confirming that Purchaser has sufficient cash or cash equivalents to pay the portion of such funds which will not be funded under the Commitment Letter (the "Equity Commitment").

    Section 3.9. No Other Representations or Warranties. In entering into this Agreement, Purchaser agrees, to the fullest extent permitted by law, that the Seller, and its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives shall not have any liability or responsibility whatsoever to Purchaser or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives on any basis (including, without limitation, in contract or tort, under Federal or state securities laws or otherwise) based upon any information provided or otherwise made available, or statements made, (or omissions to so provide, make available or state), to Purchaser or any of its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives, including, without limitations in respect of the specific representations and warranties of Seller set forth in Article II hereof, except as and only to the extent expressly set forth herein with respect to such representations and warranties and subject to the limitations and restrictions contained herein.

    Section 3.10. Private Placement. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares, and has sufficient net worth and income to bear the risk, and can afford the complete loss, of its investment in the Shares. Purchaser is purchasing the Shares for its own account for investment purposes only and without a view to the public distribution or resale thereof or of any interest therein. Purchaser acknowledges that the offering and sale of the Shares as contemplated by this Agreement are intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) of the Securities Act, and may not be resold by Purchaser except pursuant to an effective registration statement under the Securities Act or an exemption from registration thereunder and pursuant to registration or qualification (or exemption therefrom) under applicable state securities and insurance laws.

    Section 3.11. Absence of Undisclosed Liabilities. As of the date of their respective most recent monthly Purchaser's Financial Statements, except for liabilities and obligation incurred in the ordinary course of business, Purchaser, the Health Plans and the Holding Companies had no liabilities or obligations secured or unsecured (whether accrued, absolute, contingent or otherwise) of a nature that would be reflected in a Purchaser's Financial Statement balance sheet prepared in accordance with GAAP or SAP, as applicable, consistently applied which would have a Purchaser Material Adverse Effect, including, without limitation, any tax liabilities due or to become due, and whether incurred in respect of or measured by such entities' income for any period prior to the close of business on the date of this Agreement or arising out of any transaction entered into prior thereto, which are not clearly reflected in the Purchaser's Financial Statements.

    Section 3.12. Financial Statements. Purchaser has provided Seller the unaudited balance sheet of the Health Plans and the Holding Companies as of September 30, 2000 and the related unaudited statements of income and retained earnings and cash flows of the Health Plans and the Holding Companies for each of the nine (9) month periods ended September 30, 2000 and most recent SAP audited financial statements of the Health Plans (collectively, the "Purchaser's Financial Statements") and the materials Purchaser will submit to the lender anticipated to issue the Commitment Letter. All of the Purchaser Financial Statements have been prepared from the books and records of the Health Plans or the Holding Companies, as applicable, in accordance with SAP (or, with respect to the Holding Companies, GAAP, except for the absence of footnote disclosures, statements of cash flow and statement of changes to stockholders' equity). The Purchaser Financial Statements present fairly, in all material respects and in accordance with SAP, the admitted assets, liabilities and Statutory Surplus of and the results of operations and cash flows as of the respective dates and for the respective periods indicated of the Health Plan to which such statements relate.

    Section 3.13. Taxes. Except as disclosed in Section 3.13 of the Purchaser's Disclosure Schedule:

      (a) Purchaser has (i) timely filed all Tax Returns required to be filed by it other than those Tax Returns, the failure of which to file would not have a Purchaser Material Adverse Effect, and all such Tax Returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes shown to be due on such Tax Returns other than such Taxes that are being contested in good faith by Purchaser;

      (b) Purchaser has not received written notice of any ongoing federal, state, local or foreign audits or examinations of any Tax Return of Purchaser.

      (c) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against Purchaser;

      (d) Purchaser is not a party to any agreement providing for the allocation or sharing of Taxes, except with Seller; and

      (e) there are no material statutory liens for Taxes upon the assets of the Company which are not provided for in the Purchaser's Financial Statements, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith.

    Section 3.14. Filings and Reports. Except as set forth in Section 3.14 of the Purchaser' Disclosure Schedule, since incorporation, Purchaser and each of its Affiliates has filed all material reports, registrations and statements, together with any material amendments required to be made with respect thereto, heretofore required to be filed with (i) the DOI; (ii) the State of Florida Agency for Health Care Administration; (iii) the United States Health Care Financing Administration; and (iv) any other regulatory body requiring the same, except where the failure to file the same would not have a Purchaser Material Adverse Effect.

    Section 3.15. Regulatory Licenses. Purchaser and each of its Affiliates has all permits, licenses and regulatory approvals of governmental entities (collectively, "Purchaser's Permits") necessary to conduct its business in the manner and in the areas in which it is presently being conducted by Purchaser and its Affiliates, and all such Permits are valid and in full force and effect, except where the failure to have such a Purchaser's Permit or the invalidity or ineffectiveness thereof would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

    Section 3.16. Restrictive Documents. Except as set forth on Section 3.16 of the Purchaser's Disclosure Schedule, neither Purchaser, nor any of its members or any of Purchaser's Affiliates is subject to, or a party to, any charter, by-law, mortgage, or lien, agreement, contract, order, judgment or decree which would prevent consummation of the transactions contemplated by this Agreement, compliance by Purchaser with the terms, conditions and provisions hereof or the continued operation of the Company's business after the date hereof or the Closing Date on substantially the same basis as heretofore operated.

    Section 3.17. Compliance with Laws. Purchaser and each of its Affiliates is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees, except where the failure to comply would not have a Purchaser Material Adverse Effect.

    Section 3.18. Limitations on Representations and Warranties. Except as specifically set forth in Article III and the information disclosed on the Purchaser's Disclosure Schedule pursuant to this Article III, Purchaser makes no other representations or warranties to Seller, whether expressed, implied or statutory, in connection with the purchase and sale of the Shares. Except as provided in this Article III, Seller shall have full responsibility for ascertaining all matters pertaining to the Shares being purchased and sold hereunder, including the value and condition of the Purchaser's business and assets.

ARTICLE IV
COVENANTS

    Section 4.1. Interim Operations of Seller. Seller covenants and agrees that, except (i) as contemplated by this Agreement; (ii) as disclosed in Section 4.1 of the Seller's Disclosure Schedule or (iii) with the prior written consent of Purchaser, which consent shall not be unreasonably conditioned, withheld or delayed, after the date hereof and prior to the Closing Date:

      (a) the business of the Company shall be conducted substantially in the ordinary and usual course of business and, subject to the terms of the HSR Act (as hereinafter defined), Purchaser shall have the right at its sole cost and expense to have a senior executive level representative present at the Company's office from the date of this Agreement through the Closing with full access to all of the Company's senior management to monitor the conduct of the Company's business during such period, subject to such reasonable limitations as may be imposed by Seller with respect to confidential or competitive information including, without limitation, reimbursement, pricing, or rate data;

      (b) the Company will not amend its articles of incorporation or bylaws or similar organizational documents;

      (c) the Company shall not (i) split, combine or re-classify the Shares; (ii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, war-rants, calls, commitments or rights of any kind to acquire, the Shares or (iii) redeem, purchase or otherwise acquire directly or indirectly any of the Shares;

      (d) the Company shall not, except as may be required or contemplated by this Agreement or in the ordinary and usual course of business, acquire, sell, lease or dispose of any assets which exceed $50,000 in value individually or $100,000 in value in the aggregate;

      (e) the Company shall not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization except as may be required for tax planning purposes;

      (f)  the Company shall not write or otherwise enter into any new subscriber agreements at premium rates not specifically approved by Purchaser, except that the Company may enter into new subscriber agreements at (or higher than) premium rates set consistent with past underwriting practice and, if required, approved by the DOI;

      (g) the Company shall not grant a security interest in or otherwise encumber any property included as an asset on the most recent balance sheet provided to the Purchaser, except for purchase money, operating leases and capital leases entered into in the ordinary course of business;

      (h) the Company shall not enter into any agreement or contract (other than a provider agreement entered into in the ordinary course of the Company's business after disclosure of the Company's intention to enter into such contract to Purchaser's senior executive monitoring the conduct of the Company's business in accordance with Section 4.1(a)) resulting in payments of $100,000 or more over the twelve (12) months following entering the agreement or contract, other than any agreement or contract entered into in replacement or renewal of an agreement or contract in effect as of the date hereof;

      (i)  the Company shall not enter into any employment agreement without prior disclosure of the Company's intention to enter into such contract to Purchaser's senior executive monitoring the conduct of the Company's business in accordance with Section 4.1(a); and

      (j)  neither Seller nor the Company will authorize or enter into an agreement to do any of the foregoing, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

    Notwithstanding anything to the contrary contained in this Agreement, the Seller may, without the prior consent of Purchaser, cause the Company to issue cash dividends or make other distributions (including, without limitation, intercompany payments) to the Seller or any of its Affiliates at or prior to the Closing; provided, that the Company maintains the minimum statutory surplus as of the Closing as determined in accordance with Florida Statutes Section 641.225 (2000).

    Section 4.2. Access to Information. Seller shall cause the Company to afford Purchaser's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours throughout the period prior to the Closing Date or the date of termination of this Agreement, to its offices, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it during such period, pursuant to the requirements of Federal or state securities laws and to use all reasonable efforts to cause its representatives to furnish promptly to Purchaser any balance sheets and statements of income which are prepared by the Company subsequent to the date of this Agreement and such additional financial and operating data and other information as to its businesses and properties as Purchaser or its duly authorized representatives may from time to time reasonably request. Any such access or examination shall be conducted upon reasonable prior notice and under reasonable circumstances during normal business hours and shall not unreasonably interfere with the operations and activities of Seller or the Company. Seller shall cause its employees and representatives, and those of the Company, to cooperate in good faith with Purchaser and its representatives in connection with any such access and examination; provided, however, that nothing herein shall require Seller or the Company to disclose any information to Purchaser if such disclosure (i) would cause significant competitive harm to Seller, the Company or their Affiliates if the transactions contemplated by this Agreement were not consummated or (ii) would violate applicable laws or regulations of any Governmental Entity or the provisions of any confidentiality agreement to which Seller or the Company or their Affiliates is a party. Unless otherwise required by law and until the Closing Date, Purchaser will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement between Seller and Purchaser, dated as of November 17, 2000 (the "Confidentiality Agreement"). Seller and Purchaser agree that the Confidentiality Agreement shall terminate as of the Closing Date.

    Section 4.3. Tax Matters.

      (a) Seller Indemnification. Seller shall be liable for, and shall indemnify and hold Purchaser harmless against, all Taxes of the Company payable for any taxable year or taxable period ending on or before the Closing Date, but only to the extent such Taxes exceed the amount of Taxes, if any, that have been reserved for on the Closing Balance Sheet. To appropriately apportion any income Taxes relating to any taxable year beginning before and ending after the Closing Date, the parties shall apportion such income Taxes to the taxable period ending on or before the Closing Date by a closing of the Company's books consistent with their past practice for reporting items, except that (i) exemptions, allowances or deductions that are calculated on a time basis, such as the deduction for depreciation, shall be apportioned on a time basis and (ii) all Taxes relating to actions outside the ordinary course of business, occurring after the Closing, on the Closing Date shall be apportioned to the period ending after the Closing Date. To appropriately apportion any non-income Taxes relating to any taxable year beginning before and ending after the Closing Date, the parties shall apportion such non-income Taxes to the taxable period ending on or before the Closing Date as follows: (x) ad valorem Taxes (including, without limitations real and personal property taxes) shall be accrued on a daily basis over the period for which such Taxes are levied, or if it cannot be determined over the period such Taxes are being levied, over the fiscal period of the relevant taxing authority in each case irrespective of the lien or assessment date of such Taxes,

  (y) all Taxes relating to actions outside the ordinary course of business occurring after the Closing on the Closing Date shall be apportioned to the period ending after the Closing Date and (z) franchise and other privilege Taxes not measured by income shall be accrued on a daily basis over the period to which the privilege relates.

      (b) Purchaser and the Company Indemnification. Purchaser and the Company shall be liable for, and shall indemnify and hold Seller and any of its Affiliates harmless against, any and all Taxes imposed on the Company relating or apportioned to any taxable year or portion thereof ending after the Closing Date including, without limitation, all Taxes relating to actions outside the ordinary course of business occurring after the Closing, on the Closing Date.

      (c) Preparation of Tax Returns. Seller shall prepare and file, or cause to be filed, all Tax Returns (including amended Tax Returns) relating to the Company for any Tax period ending on or prior to the Closing Date; provided, however, that the Company shall file all informational filings that relate to any tax period ending on or prior to the Closing Date but which do not become due until after the Closing Date.

      (d) Refunds or Credits. Purchaser or the Company shall promptly pay to Seller any refunds or credits (including interest thereon) relating to Taxes for which Seller may be liable under Section 4.3(a) hereof. For purposes of this Section 4.3(d), the terms "refund" and "credit" shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other Tax offset. Receipt of a refund shall occur upon the filing of a Tax Return or an adjustment therein using such reduction, overpayment or offset, or upon the receipt of cash. Upon the reasonable request of Seller, Purchaser shall prepare and file, or cause to be prepared and filed, all claims for refunds relating to such Taxes; provided, however, that Purchaser shall not be required to file such claims for refund to the extent such claims for refund would have a Purchaser Material Adverse Effect in the future or to the extent the claims for refund relate to a carryback of an item. Purchaser shall be entitled to all other refunds and credits of Taxes; provided, however, Purchaser will not allow the amendment of any Tax Return relating to any Taxes for a period (or portion thereof) ending on or prior to the Closing Date or the carryback of an item to a period ending prior to Closing without Seller's consent.

      (e) Mutual Cooperation. As soon as practicable, but in any event within 15 days after either Seller's or Purchaser's request, as the case may be, Purchaser shall deliver to Seller or Seller shall deliver to Purchaser, as the case may be, such information and other data relating to the Tax Returns and Taxes of the Company and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable Seller, Purchaser or the Company to satisfy their accounting or Tax requirements. For a period of five years from and after the Closing, Purchaser and Seller shall, and shall cause their Affiliates to, maintain and make available to the other party, on such other party's reasonable request, copies of any and all information, books and records referred to in this Section 4.3(e). After such five-year period, Purchaser or Seller may dispose of such information, books and records, provided that prior to such disposition, Purchaser or Seller shall give the other party the opportunity to take possession of such information, books and records.

      (f)  Consent. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Seller is or may be liable under this Agreement, Purchaser shall, if informed of such an assertion, promptly inform Seller within five business days, and Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Seller may be liable under the Agreement. If Purchaser fails to provide such notice and such failure shall prejudice Seller's ability to defend such assessment, then Seller's obligation under Section 4.3(a) shall be null and void with regard to such assessment. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Purchaser is liable under this Agreement, Purchaser shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Seller may be liable under this Agreement.

      (g) Survival of Obligations. The obligations of the parties set forth in this Section 4.3 shall be unconditional and absolute, and shall remain in effect until 30 days after the expiration of the applicable statute of limitations.

    Section 4.4. Employee Matters.

      (a) Section 4.4 of the Seller's Disclosure Schedule sets forth a list of all persons employed by the Company as of the date of the execution of this Agreement (collectively the "Company Employees"). No later than April 27, 2001, Purchaser shall provide to Seller a list of those Company Employees whom Purchaser does not desire to retain following the Closing Date (the "Non-Assumed Employees"). On or before the Closing Date, Seller shall cause the Company to terminate the employment of the Non-Assumed Employees; provided, however, Seller shall not be obligated to cause the termination of any Non-Assumed Employee if such termination would cause Seller or the Company to have any liability under the Worker Adjustment and Retraining Notification Act (the "WARN Act") or under the terms of any provision of Florida law related thereto. With regard to each Non-Assumed Employee terminated by the Company prior to the Closing Date, Seller shall pay all retention, severance and other financial obligations pertaining to all such Non-Assumed Employees when they become Former Company Employees to the extent such obligations are not then accrued as a liability of the Company on the financial statements of the Company prepared in accordance with SAP, and the Company shall pay all retention, severance and other financial obligations pertaining to all such Non-Assumed Employees when they become Former Company Employees to the extent such obligations are then accrued as a liability of the Company on the financial statements of the Company prepared in accordance with SAP.

      (b) After the Closing Date, the Company shall not take and Purchaser shall not permit the Company to take any actions with respect to the Company Employees that would cause Seller to have any liability under the WARN Act or under the terms of any provision of Florida law related thereto.

      (c) Subject to subsection (b) above, with respect to any Company Employee whose employment with the Company is terminated by the Company (other than by reason of death, disability or for cause) within the three month period after the Closing Date who is not a party to a written severance agreement with the Company, Purchaser shall cause the Company to provide such Company Employee with a severance payment equal to the lesser of (x) three months base salary or (y) the amount payable to such Company Employee pursuant to the severance package offered by the Company immediately preceding the Closing Date. With respect to any Company Employee terminated after the Closing Date who entered into a written severance agreement with the Company which is listed on Section 2.8(d) of Seller's Disclosure Schedule, such Company Employee shall be entitled to the benefits stated in such written severance agreement which benefits shall be paid by the Company.

      (d) For the period of twelve (12) months after the Closing Date, Purchaser shall cause the Company to provide to each Company Employee who remains employed by the Company total benefits and compensation that are no less favorable in the aggregate than the total compensation and benefits paid to such Company Employees immediately prior to the Closing Date.

      (e) Seller has made available for Purchaser's review copies of all employment agreements for the Company Employees, as well as each employee's salary or hourly wage.

      (f)  To the extent not prohibited by law or by the express terms of any benefit plan documents associated with benefits offered by Purchaser to its employees, Purchaser shall cause each employee benefit plan of the Purchaser in which Company Employees are eligible to participate to waive (i) any preexisting condition restriction which was waived under the terms of any analogous Employee Benefit Plan immediately prior to the Closing or (ii) any waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing to the extent such Company Employee has satisfied any similar waiting period limitation under an analogous Employee Benefit Plan prior to the Closing. Company Employees shall also be given credit for (x) any deductible or co-payment amounts paid in respect of the Employee Benefit Plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any employee benefit plan of Purchaser for which deductibles or co-payments are required and (y) each year of service with the Company prior to the Closing Date with respect to the Company's post-Closing vacation, retirement, seniority and similar plans, benefits or programs.

      (g) No later than the Closing Date, Purchaser or its Affiliates shall make available or cause the Company to establish and have in effect a Code Section 401(k) plan and a Code Section 125 Cafeteria Plan with respect to which all Company Employees who were eligible for benefits under the Seller's similar plans existing as of the Closing Date shall thereafter be eligible for participation while they remain employed by the Company. On or prior to the Closing Date, the Seller shall (i) cause all such Company Employees who participate in any similar Code Section 401(k) plan maintained by the Seller to be fully vested in their account balances under such plan to the extent such amounts have been funded, (ii) cause all employer matching and any other employer contributions to be made under such Seller Code Section 401(k) plan for the period up to and including the Closing Date, and (iii) take all action to permit any Transferred Employee to elect to directly roll over all or any portion of his or her account balance under such Seller Code Section 401(k) plan to the Section 401(k) plan to be made available or established by Purchaser or the Company in accordance with the immediately preceding sentence; provided such actions shall be subject to approval of Seller's Board of Directors, which approval will be promptly pursued by the Company and recommended and supported by the Seller's management personnel involved in the transactions contemplated by this Agreement. On the Closing Date, the Seller shall make a cash payment to the Company equal to contributions of each Company Employee employed by the Company on the Closing Date credited to such employee's medical and dependent care spending accounts under any Code Section 125 Plan maintained by the Seller, and not distributed, subject to distribution or spent, as of the Closing Date.

      (h) Seller (i) understands and agrees that Seller shall honor, without modification, and pay at its sole cost and expense to the extent not accrued as of the Closing Date as a liability of the Company on the financial statements of the Company prepared in accordance with SAP, all severance, retention, change in control and other incentive agreements and arrangements, bonuses, post-retirement medical, dental, and life insurance employee benefits, and any other employment-related payments, benefits, claims or liabilities that (x) accrued or were in effect at any time for Company Employees not employed with the Company or the Purchaser, or any of their Affiliates, as of the Closing Date ("Former Company Employees"), or (y) subject to Purchaser's obligations under Section 4.4(c) hereof, accrued or were in effect on or before the Closing Date for Company Employees as of the Closing Date, and, (ii) agrees to indemnify, defend and hold harmless Purchaser and the Company against all such payments due or that become due to such Former Company Employees and Company Employees. The parties understand and agree that neither the Purchaser nor the Company shall assume liabilities of, or accept any transfer of assets from, any

  Employee Benefit Plan, except the Company-Sponsored Employee Benefit Plans or with respect to the Seller's Code Section 401(k) plan or Code Section 125 plan as described in Section 4.4.(g).

      (i)  Except as set forth in this Section 4.4 or as required by applicable law, nothing in this Agreement shall (i) require the Purchaser, the Company or any of their Affiliates to continue the employment of any Company Employee after the Closing Date, (ii) require the Purchaser or the Company or any of their Affiliates to establish or continue any particular employee benefit plan, practice, program or policy for any particular period of time after the Closing Date or (iii) prohibit or in any way limit the Purchaser's or the Company's or any of their Affiliates' ability to amend or terminate any such plan, program or policy.

    Section 4.5. Publicity. The initial press releases with respect to the execution of this Agreement shall be reasonably acceptable to Purchaser and Seller. Thereafter, so long as this Agreement is in effect, neither Purchaser nor Seller nor any of their respective Affiliates shall issue or cause the publication of any press release with respect to the transaction contemplated hereby or this Agreement without the prior agreement of the other party, except as consistent with prior press releases or as may be required by law or by any listing agreement with a national securities exchange.

    Section 4.6. Approvals, Consents, Cooperation and Notification.

      (a) The parties shall use all reasonable and diligent efforts, and cooperate with each other, to obtain as promptly as practicable all Permits and third-party consents necessary or advisable to consummate the transactions contemplated by this Agreement, and each party shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Purchaser and Seller shall have the right to review in advance, and shall consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Seller, the Company or Purchaser, as the case may be, and any of their respective Affiliates, which appear in any filing made with, or written materials submitted to, any third party or any Governmental entity in connection with the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. The party responsible for any such filing shall promptly deliver to the other party evidence of the filing of all applications, filings, registrations and notifications relating thereto (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). The party responsible for a filing shall also promptly deliver to the other party a copy of each material notice, order, opinion and other item or correspondence received by such filing party from any Governmental Entity in respect of any such application (except for any confidential portions thereof).

      (b) Seller and Purchaser shall take all actions necessary to file, as soon as practicable, all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, and to respond as promptly as practicable to any inquiries received from any Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from the DOI or other Governmental Entity in connection therewith; provided, however, that the Purchaser shall approve in advance of submission to the DOI any financial, actuarial or other information which Seller or the Company desire to submit to the DOI in connection with the DOI's consideration of its granting approval to the transactions contemplated by this Agreement and neither Seller, the Company nor their Affiliates shall submit any such information to the DOI without Purchaser's prior written approval. Notwithstanding the foregoing, the Company and Seller may continue to submit such information to the DOI as is required of the Company or Seller.

      (c) Without limiting the generality of the foregoing, within five (5) days after the Seller's receipt and acceptance of the Commitment Letter and the Equity Commitment, Purchaser, at Purchaser's sole cost, shall make all managed care and insurance filings with the DOI (the "Filing") with respect to transactions contemplated hereby. Purchaser, at Purchaser's sole cost, shall promptly make any and all other filings and submissions of information with the DOI which are required or requested by such Department of Insurance to obtain the approvals required by such Department of Insurance to consummate the transactions contemplated hereby. Seller agrees to furnish Purchaser with such reasonable information as Purchaser may reasonably request in connection with Purchaser's preparation of the Filing and any other filings or submissions. Purchaser shall keep Seller fully apprised of its actions with respect to all such filings and submissions and shall timely provide Seller with copies of the Filing and other filings or submissions in connection with the transaction contemplated by this Agreement. Notwithstanding any provision herein to the contrary, in the event that the DOI ultimately disapproves Purchaser's Filing with respect to the transactions contemplated herein for any reason whatsoever, this Agreement shall be deemed terminated, whereupon the Escrow Agent shall immediately deliver to Seller the Deposit as agreed upon liquidated damages, and the parties shall thereafter have no further obligations under this Agreement except as otherwise provided in this Agreement.

      (d) Purchaser and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

      (e) Seller shall give prompt notice to Purchaser of the occurrence of any Seller Material Adverse Effect and Purchaser shall give prompt notice to Seller of the occurrence of any Purchaser Material Adverse Effect. Each of Seller and Purchaser shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would, cause any condition to the consummation of the transactions contemplated hereby not to be satisfied.

      (f)  If required by applicable law, as promptly as possible, but in any event not later than ten (10) business days after the date hereof, Purchaser, in cooperation with Seller, shall file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Justice Department") a notification in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") in connection with the transactions contemplated by this Agreement. Purchaser, in cooperation with Seller, shall furnish promptly to the FTC and the Justice Department any additional information requested pursuant to the HSR Act in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that are necessary or desirable and proper to expedite the termination of the waiting period under the HSR Act. Purchaser shall pay any filing fees (and costs of preparation of the notification) required to be paid in connection with such notification.

    Section 4.7. Intercompany Accounts. All intercompany accounts between the Company, on the one hand, and Seller or its Affiliates, on the other hand ("Intercompany Accounts") will be settled within sixty (60) days after the Closing; provided, that in any event Seller agrees to settle such Intercompany Accounts such that the Intercompany Accounts on the Closing Balance Sheet shall not exceed One Million and No/100 Dollars ($1,000,000.00). Section 4.7 of the Seller's Disclosure Schedule provides a general description of the components of all Intercompany Accounts as of December 31, 2000.

    Section 4.8. Further Assurances. Each party agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

    Section 4.9. Use of Names. Purchaser shall be granted until December 31, 2002 a license, without charge, for the use within the State of Florida of the trademarks, logos and trade dress belonging to Seller or its Affiliates containing the words "Foundation Health," "Foundation Health Plan" or "Foundation Health Plan, a Florida Health Plan, Inc." in its literature, inventory, products, labels, packaging, supplies or other materials relating to the Company; provided, with respect to any use of the license by Purchaser where it is reasonably probable that such use could result in dissemination of the licensed names, etc. outside Florida, Purchaser shall include a disclaimer stating that the Company is not affiliated or otherwise associated with Seller or any of its Affiliates and provided, further, that such license shall not extend to the use of the trademarks, logos or trade dress with respect to any entity whose equity is traded on any recognized public exchange. On or before the expiration of the license, Purchaser shall re-label (by sticker or other reasonable method) its products, literature and other materials and supplies with its own trade name. Insofar as the Company's name is used in the Company's outstanding agreements, Purchaser and the Company shall be entitled to use the names set forth therein to the extent necessary to fully enforce the provision of those agreements until the termination or renewal of those contracts in the ordinary course. On or before December 31, 2001, Purchaser shall initiate a name change for the Company and shall have filed all required notices with the Governmental Entities which require any such filings.

    Section 4.10. Indemnity Contracts.

      (a) Purchaser acknowledges that after the Closing, the Company will have continuing contractual and legal obligations with respect to those lines of business of the Company which involve underwriting and/or insurance provided prior to Closing by an Affiliate of Seller (the "Indemnity Affiliate") (collectively, the "Indemnity Contracts") until each of such Indemnity Contracts are replaced, transferred or terminated. Purchaser and Seller shall enter into a service agreement pursuant to which Purchaser shall provide to Seller certain administrative services with respect to the administration and payment of claims under the Indemnity Contracts at a price of Ten and No/100 Dollars per member per month covered by such Indemnity Contracts ($10.00 pmpm) (the "Indemnity Health Insurance Agreement"). Seller shall provide Purchaser with a schedule listing all current Indemnity Contracts identified by small-group and large-group, and shall update the same as of Closing.

      (b) Not later than thirty (30) days after the date of this Agreement, if not already done so, the Indemnity Affiliate shall provide written notice to the DOI of the Indemnity Affiliate's intent to nonrenew the small group policy forms described in Section 4.10(a) of the Seller's Disclosure Schedule (the "Policy Forms"). Purchaser shall cooperate in connection with any and all filings by the Indemnity Affiliate which are necessary or required in connection with the nonrenewal of the Policy Forms.

      (c) Upon renewal of any Indemnity Contract, Purchaser's Affiliate authorized as a health insurer in the State of Florida shall make available similar insurance as required under any Florida law pertaining to the guarantee of renewability of a health insurance policy at its prevailing rates for such coverage until each of the Assumed Indemnity Contracts are replaced, transferred or terminated.

    Section 4.11. Seller's Representations. Seller shall refrain from any action or inaction that would render any representation or warranty contained in Article 2 of this Agreement inaccurate as of the Closing Date. This Section 4.11 shall not, however, limit Seller's right to amend the Schedules to this Agreement to correct any inaccuracy or change in information contained therein prior to Closing. Subject to Purchaser's rights contained in Section 6.2(i), Purchaser acknowledges and agrees that any such amended Schedules shall be treated as if such amended Schedules were attached to this Agreement as originally executed on the date of this Agreement.

    Section 4.12. Non-Competition. During the thirty-six (36) months immediately following the Closing Date, Seller agrees that neither it nor any of its Affiliates (a "Seller Entity") will, without the written consent of Purchaser or its Affiliates:

      (a) directly or indirectly acquire a majority interest (whether by merger, consolidation, purchase of stock or assets, or otherwise) in any entity which is or controls a health maintenance organization licensed by the State of Florida pursuant to Chapter 641, Florida Statutes (2000); or

      (b) apply for or obtain a certificate of authority under Chapter 641, Florida Statutes (2000).

    Notwithstanding the foregoing, a Seller Entity may enter into a transaction (a "Permitted Transaction") described in (a) above with (i) a publicly traded company, (ii) a company that was publicly traded as of the date of this Agreement, or (iii) any entity licensed or group of entities under common control which include an entity that is licensed as a health maintenance organization pursuant to Chapter 641, Florida Statutes (2000) which during the entire 36 month period following the Closing Date, does not derive more than ten percent (10%) of such entity's or, if such entity is part of a group with entities under common control, such group of entities' gross income from premium paid in the State of Florida (each an "Excepted Entity"); provided, further, that if the Permitted Transaction occurs during the first year following the Closing Date with an entity described in clause (i) or clause (ii) above, then Seller shall cause that Seller Entity to cause the Excepted Entity not to solicit any of the Company's employees or customers that were not customers or otherwise being solicited by the Excepted Entity prior to its transaction with the Seller (the "Non-solicitation Covenant") during the one year period following the Closing Date. Notwithstanding the foregoing, upon the payment by or on behalf of Seller to Purchaser, at the sole election of the party making such payment, of Five Million and No/100 Dollars ($5,000,000.00) the Non-solicitation Covenant shall be null and void and without force or effect as of the date of the receipt of the payment by Purchaser. Notwithstanding anything to the contrary contained in this Section 4.12, the above restrictions shall not in any way prohibit, limit or restrict any Seller Entity from (x) engaging in the full risk health plan business in the State of Florida in connection with any national account(s) based outside of the State of Florida but having covered lives within the State of Florida, (y) engaging in any other lines of business in the State of Florida, including, without limitation, pharmaceutical, mental health, vision, and dental health benefits, and internet initiatives, or (z) engaging in the federal government CHAMPUS or Tricare programs for military personnel, retirees or dependents.

    The Seller acknowledges that the remedy at law for any breach of the provisions of this Section 4.12 will be inadequate and that in addition to any other remedies to which the Purchaser shall be entitled, the Purchaser shall be entitled to injunctive relief.

    Section 4.13. Due Inquiry. Each of the parties agrees that it shall inquire of those management members of itself and its Affiliates who are responsible for the matters set forth in Article II and Article III as to the accuracy thereof and the exceptions listed therein.

    Section 4.14. Sales Compensation. Sales compensation earned or accrued prior to the date of Closing for members with respect to the Company's operations shall be paid by the Seller, if such payments are not paid by the Company in the ordinary course of its business prior to Closing.

    Section 4.15. Leases. Seller, at its sole cost and expense, shall cause the real estate lease of the Company for property located at 5201 W. Kennedy Boulevard, Tampa, Florida to be canceled, terminated, assigned or otherwise eliminated as an ongoing obligation of the Company on or before the Closing Date. The Company shall not renew the real estate lease of the Company for property located at 258 East Altamonte Drive, Altamonte Springs, Florida upon its expiration on February 28, 2001.

    Section 4.16. Expiring Provider Agreements. Seller shall cause the Company to take all action required to effect the non-renewal of each Expiring Provider Agreement on or before the Closing Date.

    Section 4.17. Excess Statutory Payment. In the event the Company's Statutory Surplus determined utilizing the IBNR Account Balance exceeds the Company's Minimum Surplus on the Closing Date based on the parties' estimates of such amounts using the best information then available, Purchaser shall pay the amount of such excess to Seller in cash at Closing in addition to the Purchase Price.

    Section 4.18. Out of Network Reciprocal Access. For a period of one (1) year following the Closing Date, Purchaser shall permit Seller's Affiliates to access the Company and its Affiliates' provider networks provided such access is not prohibited by the Company or its Affiliate's agreements with such providers and Seller shall cause its Affiliates to permit the Company to have access to such Affiliates' provider networks provided such access is not prohibited by the Seller's or its Affiliates' agreements with such providers, in each case for out of area coverage for emergency or urgent care services only.

    Section 4.19 Accreditation. Prior to the final adjudication of any dispute involving the Company's quality assurance accreditation status pursuant to Section 641.512 and Section 641.515(g), Florida Statutes (2000) after the expiration of the Company's current accreditation status, the Company will have received from the National Committee for Quality Assurance or another DOI approved accreditation organization (i) unqualified quality assurance accreditation pursuant to Section 641.512 and Section 641.515(g), Florida Statutes (2000), or (ii) at least twelve (12) months of provisional or qualified accreditation. In the event that such accreditation is not obtained prior to or as a result of such final adjudication the parties agree that the Purchaser will be damaged, that the amount of Purchaser's damages would be difficult to ascertain and agree that the remaining principal balance of the Promissory Note shall be reduced by Five Million and No/100 Dollars ($5,000,000.00) as full and complete liquidated damages for loss of accreditation and the parties also agree that upon such reduction of the principal balance of the Promissory Note any other claims or rights with respect to the Company's loss of accreditation shall be forever waived and released. The parties shall cooperate and use all reasonable efforts to obtain accreditation of the type described in clause (i) or clause (ii). On and after Closing, Purchaser shall act in good faith and use all reasonable efforts to obtain such accreditation.

    Section 4.20. Investigations by the Parties.

      (a) Investigations by Seller. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, RELATING IN ANY WAY TO THE PURCHASER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY PROVIDED FOR UNDER STATUTORY OR COMMON LAW OR THE UNIFORM COMMERCIAL CODE. BOTH PURCHASER AND SELLER ARE ACTING AT ARM'S LENGTH TO PROTECT THEIR OWN INTERESTS, AND BOTH PURCHASER AND SELLER SHALL USE THEIR OWN INDEPENDENT BUSINESS JUDGMENT CONCERNING THE SALE AND PURCHASE OF THE SHARES. SELLER HAS COMPLETED OR PRIOR TO CLOSING SHALL HAVE COMPLETED, TO ITS SATISFACTION, ALL INVESTIGATIONS, INSPECTIONS AND REVIEWS WHICH SELLER DEEMS NECESSARY IN ITS SOLE DISCRETION RELATING TO THE PURCHASER, IT BEING AGREED AS SET FORTH ABOVE THAT PURCHASER SHALL GIVE NO WARRANTY AND MAKE NO REPRESENTATION EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT. SELLER ACKNOWLEDGES THAT SUBJECT TO THE REPRESENTATIONS EXPRESSLY MADE BY PURCHASER IN THIS AGREEMENT, IT AGREES TO CONVEY THE SHARES AS HEREIN PROVIDED, SOLELY BASED UPON ITS RELIANCE ON ITS OWN INVESTIGATIONS, INSPECTIONS AND JUDGMENT.

      (b) Investigations by Purchaser. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, RELATING IN ANY WAY TO THE SHARES OR THE COMPANY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY PROVIDED FOR UNDER STATUTORY OR COMMON LAW OR THE UNIFORM COMMERCIAL CODE. BOTH PURCHASER AND SELLER ARE ACTING AT ARM'S LENGTH TO PROTECT THEIR OWN INTERESTS, AND BOTH PURCHASER AND SELLER SHALL USE THEIR OWN INDEPENDENT BUSINESS JUDGMENT CONCERNING THE SALE AND PURCHASE OF THE SHARES. PURCHASER HAS COMPLETED OR PRIOR TO CLOSING SHALL HAVE COMPLETED, TO ITS SATISFACTION, ALL INVESTIGATIONS, INSPECTIONS AND REVIEWS WHICH PURCHASER DEEMS NECESSARY IN ITS SOLE DISCRETION RELATING TO THE SHARES AND THE COMPANY, IT BEING AGREED AS SET FORTH ABOVE THAT SELLER SHALL GIVE NO WARRANTY AND MAKE NO REPRESENTATION EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER ACKNOWLEDGES THAT SUBJECT TO THE REPRESENTATIONS EXPRESSLY MADE BY SELLER IN THIS AGREEMENT, IT AGREES TO ACCEPT CONVEYANCE OF THE SHARES, SOLELY BASED UPON ITS RELIANCE ON ITS OWN INVESTIGATIONS, INSPECTIONS AND JUDGMENT.

ARTICLE V
INDEMNIFICATION

    Section 5.1. Indemnification.

      (a) Indemnification by Seller. From and after the Closing and subject to the limits set forth in this Article V, Seller agrees to indemnify, defend and hold Purchaser and the Company harmless from and in respect of any and all losses, damages, costs and reasonable expenses (including, without limitation, reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals) (collectively, "Losses"), that they may incur arising out of or due to (i) any misrepresentation or breach of any representation, warranty, covenant, undertaking or other agreement of Seller contained in this Agreement (provided, however, that Seller shall have no liability to Purchaser or the Company for any such misrepresentation or breach of any such representation, warranty, covenant, undertaking or other agreement of Seller contained in this Agreement to the extent that Purchaser had knowledge of such any misrepresentation or breach of any representation, warranty, covenant, undertaking or other agreement of Seller contained in this Agreement prior to the Closing Date), (ii) any of the matters listed on Section 5.1(a) of Seller's Disclosure Schedule and any action, suit, proceeding at law or in equity, governmental investigation, arbitration or administrative or other proceeding (other than any action, suit or proceeding resulting from or arising out of this Agreement or the transactions contemplated hereby) pending against or affecting the Company as of the Closing Date, or (iii) any claims or expenses (including settlement costs and other fees) relating to or resulting from any of the foregoing. Notwithstanding anything to the contrary contained in this Agreement, the Seller shall not be liable for Losses pursuant to clause (i) or Losses pursuant to clause (iii) to the extent such Losses under clause (iii) relate to claims or expenses resulting from Losses described in clause (i) of this Section 5.1(a) (such Losses under clause (i) and clause (iii) of this Section 5.1(a), the "Non-Litigation Indemnification Losses"), whether such Non-Litigation Indemnification Losses relate to or are brought under this Article V or otherwise, unless and until the total of all Non-Litigation Indemnification Losses exceeds $250,000 and then only for the amount by which such Non-Litigation Indemnification Losses exceed $250,000; provided, further, that Purchaser shall not be entitled to recover Non-Litigation Indemnification Losses from Seller of more than $5,000,000 in the aggregate. The foregoing monetary limitations shall not apply with respect to any Losses incurred by Purchaser or the Company arising under, related to, or resulting from the matters described in clause (ii) or Losses pursuant to clause (iii) to the extent such Losses under clause (iii) relate to claims or expenses resulting from Losses described in clause (ii) of this Section 5.1(a).

      (b) Indemnification by Purchaser. From and after the Closing and subject to the limits set forth in this Article V, Purchaser agrees to indemnify, defend and hold Seller harmless from and in respect of any and all Losses that it may incur arising out of or due to (i) any misrepresentation or breach of any representation, warranty, covenant, undertaking or other agreement of Purchaser contained in this Agreement (provided, however, that Purchaser shall have no liability to Seller for any such misrepresentation or breach of any such representation, warranty, covenant, undertaking or other agreement of Purchaser contained in this Agreement to the extent that Seller had knowledge of such any misrepresentation or breach of any representation, warranty, covenant, undertaking or other agreement of Purchaser contained in this Agreement prior to the Closing Date), (ii) any claims arising from the operations of the Company after the Closing Date, or (iii) any claims or expenses (including settlement costs and other fees) relating to or resulting from any of the foregoing; provided, however, that the Purchaser shall not be liable under this Section 5.1(b) unless and until the total of all claims for indemnity or damages with respect to any inaccuracy or breach of any such representations or warranties or breach of any covenants, undertakings or other agreements, whether such claims are brought under this Article V or otherwise, exceeds $250,000 and then only for the amount by which such claims for indemnity or damages exceed $250,000; provided, further, that Seller shall not be entitled to recover from Purchaser under this Section 5.1(b) or otherwise more than $5,000,000 in the aggregate. The foregoing monetary limitations shall not apply with respect to any loss incurred by Seller arising under, related to, or resulting from Purchaser or Company's breach of their respective obligation under Section 4.4(b).

      (c) Survival. The several representations, warranties and covenants of the parties contained in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Closing Date as follows: (i) the representations and warranties set forth in Section 2.3, Section 2.4, Section 2.10, Section 2.13 and Section 3.13 shall survive until 6 months after the expiration of any applicable statute of limitations; all other representations, warranties, covenants, undertakings or other agreements will remain in full force and effect through and including December 31, 2002. No claim by Purchaser, the Company or Seller for indemnification for the breach of a representation, warranty, covenant, undertaking or other agreement, under Section 5.1(a)(i), Section 5.1(a)(iii) to the extent such loss under Section 5.1(a)(iii) relates to claims or expenses resulting from Losses described in Section 5.1(a)(i), or Section 5.1(b), respectively, shall be valid unless the party seeking indemnification makes a claim for indemnification by delivery of written notice to the other party prior to the expiration for such representation or warranty of the applicable survival period as set forth in this Section 5.1(c). Nothing in this Section 5.1(c) shall limit in any way Purchaser's right to indemnification for Losses pursuant to Section 5.1(a)(ii) or Losses pursuant to Section 5.1(a)(iii) to the extent such Losses under Section 5.1(a)(iii) relate to claims or expenses resulting from Losses described in Section 5.1(a)(ii). This Section 5.1(c) shall not apply to the Ancillary Agreements, the Stock Pledge Agreement, the Security Agreement or the Promissory Note.

      (d) Notice and Opportunity to Defend. Except for any matter for which Purchaser or the Company is indemnifiable for the resulting Losses pursuant to Section 5.1(a)(ii) and Section 5.1(a)(iii) to the extent such loss under Section 5.1(a)(iii) relates to claims or expenses resulting from Losses described in Section 5.1(a)(iii), if an event occurs which a party asserts is an indemnifiable event pursuant to Section 5.1, the party seeking indemnification shall promptly notify the other party obligated to provide indemnification (the "Indemnifying Party"). If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third person, the party seeking indemnification (the "Indemnitee") will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding, provided, however, that the failure to provide prompt notice as provided herein will not relieve the Indemnifying Party of its obligations hereunder, except and only to the extent that such failure prejudices the Indemnifying Party hereunder. If any such action is brought against an Indemnitee and it notifies the Indemnifying Party of the commencement or pendency thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it wishes, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee. After notice from the Indemnifying Party to the Indemnitee that the Indemnifying Party will assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal expenses of other counsel or any other related expenses subsequently incurred by the Indemnitee in connection with the defense thereof, and the Indemnitee agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability. The Indemnitee and the Indemnifying Party shall make available to each other and their attorneys and representatives, at all reasonable times, all witnesses, books and records relating to such action or proceeding, and will render to each other such assistance as may be reasonably required to prepare a proper and adequate defense of any such action or proceeding. In the event the Indemnitee fails to comply with the foregoing, the Indemnifying Party shall be entitled to recover from the indemnified party all costs, expenses and damages incurred by the indemnifying party as a result of such breach. The Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability. In no event shall an Indemnifying Party be liable for any settlement effected without its consent.

      (e) Purchaser Litigation Indemnity. With respect to any matter ("Pending Litigation") for which Purchaser or the Company is indemnifiable for the resulting Loss pursuant to Section 5.1(a)(ii) and Section 5.1(a)(iii) to the extent such Loss under Section 5.1(a)(iii) relates to claims or expenses resulting from Losses described in Section 5.1(a)(ii) as of the Closing, Seller shall assume the defense of the Pending Litigation in such manner as Seller shall deem appropriate. Seller shall be entitled to select counsel to conduct the defense in such Pending Litigation at Seller's sole cost and expense and Seller shall take all steps necessary in the defense or settlement of such Pending Litigation. Purchaser and the Company shall be entitled to participate in the defense of any such Pending Litigation with their own counsel and at their own expense, and Seller shall not be liable to Purchaser or the Company for any legal expenses of their counsel or any other related expenses incurred by Purchaser or the Company in connection with the defense of the Pending Litigation. Purchaser shall, and Purchaser shall cause the Company to, cooperate fully with Seller and its counsel in the defense against any such Pending Litigation, including the execution of any document relating to the settlement or defense of such Pending Litigation. Purchaser and the Company shall make available to Seller and its attorneys and representatives, at all reasonable times, and on a timely basis, all witnesses, books and records relating to such Pending Litigation, and will render to Seller such assistance as may be reasonably required to prepare a proper and adequate defense of any such Pending Litigation. In the event Purchaser or the Company fails to comply with the foregoing, Seller shall be entitled to recover from Purchaser and the Company all damages incurred by Seller.

      Seller shall be entitled to enter into a settlement or compromise of any Pending Litigation, without the prior consent of Purchaser or the Company, to the extent that such settlement or compromise relates to a monetary settlement or compromise, in which case, neither Purchaser nor the Company shall be entitled to question the manner in which Seller defended such Pending Litigation or the amount or nature of any such settlement. To the extent that any proposed settlement or compromise of such Pending Litigation relates to a non-monetary settlement or compromise, Seller shall not enter into such settlement or compromise of such Pending Litigation, without the prior consent of Purchaser and the Company, which consent shall not be unreasonably conditioned, withheld or delayed.

      (f)  Adjustment for Insurance and Taxes. The amount which an Indemnifying Party is required to pay to, for or on behalf of the Indemnitee pursuant to this Article V and Section 4.3 shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by or an behalf of such Indemnitee in reduction of the related indemnifiable loss (the "Indemnifiable Loss") and (ii) to take account of any Tax benefit realized as a result of any Indemnifiable Loss. Amounts required to be paid, as so reduced, are hereinafter sometimes called an "Indemnity Payment." If an Indemnitee has received or has had paid on its behalf an Indemnity Payment for an Indemnifiable Loss and subsequently receives insurance proceeds for such Indemnifiable Loss, or realizes any Tax benefit as a result of such Indemnifiable Loss, then the Indemnitee shall (i) promptly notify the Indemnifying Party of the amount and nature of such proceeds and benefits and (ii) pay to the Indemnifying Party the amount of such insurance proceeds or Tax benefit or, if lesser, the amount of the Indemnity Payment.

    Section 5.2. Mitigation of Loss. Each Indemnitee is obligated to use its reasonable efforts to mitigate the amount of any Loss for which it is entitled to seek indemnification hereunder, and the Indemnifying Party shall not be required to make any payment to an Indemnitee in respect of such Loss to the extent such Indemnitee failed to use such reasonable efforts with the foregoing obligation.

    Section 5.3. Subrogation. Upon making any Indemnity Payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Loss to which the payment relate; provided however, that until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third party on account of such payment are hereby made expressly subordinated and subjected in right of payment of the Indemnitee's rights against such third party. Without limiting the generality of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

    Section 5.4. Tax Indemnification. None of the provisions of Article V, with the exception of Section 5.6, shall apply to the claims, obligations, liabilities, covenants and representations under Section 4.3, which shall be governed solely by the terms thereof.

    Section 5.5. Purchaser's Set-Off Rights. Purchaser shall not have any right to set-off any Loss incurred by Purchaser for which Seller is obligated to indemnify Purchaser in accordance with Section 5.1(a) unless there has been a final adjudication of such Loss by a court of competent jurisdiction, including the expiration of all applicable appeal periods without the filing of an appeal; provided, however, if Purchaser incurs a bona fide Loss, and where the Loss incurred requires the payment of money, such money has been paid (the date such Loss is incurred or such payment is made, the "Offset Date"), in an amount greater than One Million and No/100 Dollars ($1,000,000.00) which it reasonably believes is indemnifiable under this Agreement and such Loss is not promptly satisfied by Seller in accordance with the indemnification requirements of this Agreement, then the Purchaser may, prior to the final adjudication of such Loss, offset one-half of the amount of such Loss (the "Offset Amount") against the next payment due under the Promissory Note, provided, however, the Offset Amount shall not exceed an amount (the "Offset Limit") equal to fifty percent (50%) of the next payment due under the Promissory Note. Any Offset Amount which exceeds the Offset Limit shall be carried over and constitute an Offset Amount with respect to each subsequent payment due under the Promissory Note (in an amount up to the Offset Limit for each such subsequent payment). After such offset, the Purchaser shall pay the next payment due under the Promissory Note when otherwise due and payable (subject to further offset by future Offset Amounts), and Seller shall create a segregated account on its books and records until such time as the liability for the Loss has been finally adjudicated with amount equal to the Offset Amount. If and to the extent Purchaser's receipt of funds to satisfy Losses is delayed as a result of the Purchaser being precluded from offsetting a Loss pending the due date of the next payment due under the Promissory Note or because the Offset Amount exceeds the Offset Limit, Purchaser shall receive and Seller shall pay interest at the rate of eight percent (8%) per annum on the amount of such Loss from the Offset Date to the date of the actual offset. In the event Purchaser elects to make an offset to the principal balance of the Promissory Note, the Offset Amount shall accrue interest at the rate of eight percent (8%) per annum from the date the payment was due until such time as there is a final adjudication of the Loss in question if or to the extent it is determined that the Loss did not occur. Within five (5) days of the final adjudication Loss, Purchaser or Seller, as the case may be, shall pay all then unpaid Loss amounts and any related interest to the other as herein determined.

    Section 5.6. Exclusive Remedy. Following the Closing, the indemnities provided for in this Article V shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants, agreements, undertakings or other agreements contained in this Agreement (but not any such covenants, agreements, undertakings or other agreements to the extent they are by their terms to be performed after the Closing Date). The parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise, including, without limitation, under the Racketeer Influence and Corrupt Organizations Act of 1970, as amended), all of which the parties hereby waive, provided however, nothing herein is intended to waive any claims for intentional fraud.

ARTICLE VI
CONDITIONS

    Section 6.1. Conditions to Each Party's Obligation to Effect the Closing. The obligations of Seller, on the one hand, and Purchaser, on the other hand to consummate the Closing are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

      (a) no arbitrator or Governmental Entity shall have issued any order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the material transactions contemplated by this Agreement; provided that the parties shall have used their best efforts to cause any such order, decree, statute, rule or regulation to be vacated or lifted;

      (b) all authorizations, approvals or consents required to permit the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect, except where the failure to have obtained any such authorizations, approvals or consents would not have a Seller Material Adverse Effect or a Purchaser Material Adverse Effect, as the case may be;

      (c) if so required by law, the DOI shall have issued an order approving this Agreement and the transactions contemplated by this Agreement; and

      (d) if so required by law, all notification filings required to be made under the HSR Act shall have been made, all applicable waiting periods thereunder shall have expired or been terminated without any request from any appropriate Governmental Entity for additional information or, if additional information has been requested, all applicable extended waiting periods shall have expired; provided, however, that Purchaser may not rely on the condition set forth in this subsection (d) if the failure to obtain the requisite approvals or clearances under the HSR Act is a result of Purchaser's failure to take all necessary action.

    Section 6.2. Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Purchaser) of the following further conditions:

      (a) the representations and warranties of Seller shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), would not have a Seller Material Adverse Effect;

      (b) Seller shall have performed in all material respects the obligations hereunder required to be performed by it at or prior to the Closing Date,

      (c) From December 31, 2000 through the Closing Date there shall have been no Seller Material Adverse Effect.

      (d) No action or proceedings shall have been instituted or, to the knowledge of the Seller or the Company, threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

      (e) Purchaser shall have received a certificate signed by two executive officers of Seller, dated as of the Closing Date, to the effect that, to their knowledge, the conditions set forth in Sections 6.2(a), (b), (c) and (d) have been satisfied;

      (f)  Purchaser shall have received duly executed resignations from all of Company's directors and officers effective as of the Closing Date;

      (g) Seller shall have delivered executed copies of each of the Ancillary Agreements; provided, however, that Purchaser may not rely on the condition set forth in this subsection (e) if Seller's failure to deliver executed copies of any of the Ancillary Agreements is as a result of Purchaser's failure to negotiate in good faith prior to Closing any such Ancillary Agreement(s);

      (h) The Seller shall have delivered to the Purchaser (i) copies of the Company's certificate or articles of incorporation, including all amendments thereto, in each case certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, (ii) a certificate from the Secretary of State or other appropriate official of their respective jurisdictions of incorporation to the effect that the Company is in good standing or subsisting in such jurisdiction and listing all charter documents of the Company on file, (iii) if applicable, a certificate from the Secretary of State or other appropriate official in each State in which the Company is qualified to do business to the effect that the Company is in good standing in such State, and (iv) a copy of the By-Laws of the Company, certified by the Secretary of the Company as being true and correct and in effect on the Closing Date; and

      (i)  The provisions of any amended Schedules that Seller provides to Purchaser shall be reasonably acceptable to Purchaser.

    Section 6.3. Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Seller) of the following conditions:

      (a) The representations and warranties of Purchaser shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have a Purchaser Material Adverse Effect;

      (b) Purchaser shall have performed in all material respects all of the obligations hereunder required to be performed by Purchaser, at or prior to the Closing Date;

      (c) Seller shall have received a certificate signed by two executive officers of Purchaser, dated as of the Closing Date, to the effect that, to their knowledge, the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

      (d) Purchaser shall have delivered executed copies of each of the Ancillary Agreements; provided, however, that Seller may not rely on the condition set forth in this subsection (d) if Purchaser's failure to deliver executed copies of any of the Ancillary Agreements is as a result of Sellers' failure to negotiate in good faith prior to Closing any such Ancillary Agreement(s);

      (e) Purchaser shall have delivered to the Seller (i) copies of its Articles of Organization, including all amendments thereto, certified by the Secretary of State of the State of Florida, and (ii) certificates from the Secretary of State of the State of Florida, to the effect that Purchaser is in good standing in such State;

      (f)  From December 31, 2000 through the Closing Date there shall have been no Purchaser Material Adverse Effect;

      (g) No action or proceedings shall have been instituted or, to the knowledge of Purchaser, threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby; and

      (h) The provisions of any amended Schedules that Purchaser provides to Seller shall be reasonably acceptable to Seller.

ARTICLE VII
TERMINATION

    Section 7.1. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing Date:

      (a) by the mutual consent of Seller and Purchaser;

      (b) by Seller or Purchaser,

    (i)
    if the Closing shall not have occurred on or prior to July 31, 2001 (or August 31, 2001 if the only condition remaining unfulfilled at July 31, 2001 is approval by any required Governmental Entity and Seller and Purchaser are continuing to seek to obtain such approval); provided, however, that the right to terminate this Agreement under this Section 7.l(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

    (ii)
    if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable; or

    (iii)
    the Purchaser fails to deliver the Commitment Letter and the Equity Commitment as required in Section 3.8.

      (c) by Seller if Purchaser (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have a Purchaser Material Adverse Effect in each case such that the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied, provided, however, that Seller shall give Purchaser written notice of its intention to terminate this Agreement pursuant to this Section 7.1(c), Purchaser shall thereafter exercise its reasonable best efforts to cure such breach and the Seller may not terminate this Agreement pursuant to this Section 7.1 (c) if Purchaser is able to cure such breach within the 60 day period following Seller's notice; or

      (d) by Purchaser if Seller (x) breaches or fails in any material respect to perform or comply with any of their material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have a Seller Material Adverse Effect, in each case such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied; provided, however, that Purchaser shall give Seller written notice of its intention to terminate this Agreement pursuant to this Section 7.1(d), Seller shall thereafter exercise of its reasonable best efforts to cure such breach and Purchaser may not terminate this

  Agreement pursuant to this Section 7.1(d) if Seller is able to cure such breach within the 60 day period following Purchaser's notice.

    Section 7.2. Procedure and Effect of Termination. In the event of the termination and abandonment of this Agreement by Seller or Purchaser pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other party if the transactions contemplated by this Agreement are terminated as provided herein:

      (a) each party will return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

      (b) all confidential information received by either party with respect to the business of any other party or its subsidiaries or Affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement; and

      (c) neither party will have any liability under this Agreement to the other except (i) as stated in subparagraphs (a) and (b) of this Section 7.2 or Section 7.3; (ii) for any willful breach of any provision of this Agreement, (iii) if the termination is for any reason other than as set forth in Section 7.1(d), the Escrow Agent shall immediately deliver the Deposit to Seller and Seller shall retain the Deposit without in any way limiting any of Seller's other rights or remedies under this Agreement, and (iv) as provided in the Confidentiality Agreement. Notwithstanding the foregoing, in the event the termination and abandonment of this Agreement results from Section 7.1(b)(iii), the Escrow Agent shall return to Purchaser the Initial Deposit and neither party shall have any liability under this Agreement to the other except as stated in subparagraphs (a) and (b) of this Section 7.2.

    Section 7.3. Additional Termination Payment. In the event this Agreement is terminated and the transactions contemplated herein abandoned prior to the Closing Date for any reason other than:

      (a) the failure of the condition specified in Section 6.1(d), Section 6.2(b) or Section 6.2(c);

      (b) the failure of the DOI to approve this Agreement and the transactions contemplated by this Agreement, with conditions deemed reasonable by the Purchaser, after the reasonable and diligent efforts of Purchaser to obtain such approval; or

      (c) termination of this Agreement pursuant to Section 7.1(a), by Seller pursuant to Section 7.1(b)(i), Section 7.1(b)(ii), Section 7.1(b)(iii) or Section 7.1(d), then the Purchaser shall pay Seller the sum of Four Million and No/100 Dollars ($4,000,000.00), and the Escrow Agent shall immediately deliver the Deposit to Seller and neither party shall have any recourse under this Agreement except as stated in Section 7.2(a) and Section 7.2.(b).

ARTICLE VIII
MISCELLANEOUS

    Section 8.1. Governing Law and Consent to Jurisdiction. The laws of the state of Delaware (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the right and duties of the parties. Each party irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America in New York (and the State of New York and federal courts having jurisdiction over appeals therefrom) in respect of the transaction contemplated by this Agreement, the other agreements and documents referred to herein and the transactions contemplated by this Agreement and such other documents and agreements.

    Section 8.2. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties at any time prior to the Closing Date with respect to any of the terms contained herein. Notwithstanding the foregoing, in the event any court expressly refuses to accept the jurisdiction the parties have specified in Section 8.1, such section shall be deemed amended without further action of the parties to allow the parties to select any venue other than California or Florida.

    Section 8.3. Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier; (b) five days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), to the receiving party at the address or telecopier number set forth below (or at such other address or telecopier number for a party as shall be specified by like notice), provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt:

      (a) if to Purchaser, to:

    Florida Health Plan Holdings II, L.L.C.
    2828 Croasdaile Drive
    Durham, NC 27705
    Telephone: (919) 383-0355
    Telecopy No.: (919) 309-2702
    Attention: Steven M. Scott, M.D., Manager

    with a copy (which shall not constitute notice) to:

    White & Case LLP
    First Union Financial Center
    200 South Biscayne Boulevard, Suite 4900
    Miami, Florida 33131
    Telephone: (305) 371-2700
    Telecopy: (305) 358-5744
    Attention: Edward E. Sawyer, Esq.

    and

    Moore & Van Allen, PLLC
    2200 West Main Street
    Suite 800
    Durham, North Carolina 27705
    Attention: James H. Clark

      (b) if Seller, to:

    Foundation Health Corporation
    21650 Oxnard Street
    Woodland Hills, CA 91367
    Telephone: (818) 676-6000
    Telecopy No.: (818) 676-7503
    Attention: Michael E. Jansen, Esq., Vice President
    Assistant General Counsel and Assistant Secretary

    with a copy (which shall not constitute notice) to:

    McDermott, Will & Emery
    2049 Century Park East, 34th Floor
    Los Angeles, California 90067

    Telephone: (310) 277-4110
    Telecopy No.: (310) 277-4730
    Attention: Mark J. Mihanovic, Esq.

    and

    McDermott, Will & Emery
    201 South Biscayne Boulevard, Suite 2200
    Miami, Florida 33131
    Telephone: (305) 358-3500
    Telecopy No.: (305) 347-6500
    Attention: Gary Scott Davis, Esq.

    Section 8.4. Interpretation.

      (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, and words denoting any genders shall include all gender and words denoting persons shall include corporations and partnerships and vice versa. The phrase "to the knowledge of" or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to any vice president, chief financial officer or assistant general counsel and any officer or employee superior to any of the foregoing, of the referenced party after due inquiry as required by this Agreement and, with respect to Seller, those items which are actually known to the Company's senior financial, legal, marketing and medical management employees. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 19, 2001. As used in this Agreement, the term "business day" means a day, other than a Saturday or Sunday, on which banking institutions in the City of New York are required to be open. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

      (b) The Disclosure Schedule and the Purchaser's Disclosure Schedule shall be construed with and as an integral part of this Agreement as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule and the Purchaser's Disclosure Schedule shall be deemed to be disclosed for all purposes under this Agreement, but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

      (c) Headings are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

    Section 8.5. Counterparts. This Agreement may be executed in multiple counterparts, including facsimile counterparts (provided that originals are delivered by overnight delivery), all of which shall together be considered one and the same agreement.

    Section 8.6. Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement, the Disclosure Schedule and the Purchaser's Disclosure Schedule (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral among the parties with respect to the subject matter hereof and (ii) except as provided herein, are not intended to confer upon any person other than the parties herein any rights or remedies hereunder and specifically are not intended to create an employment agreement with any employee of Company.

    Section 8.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    Section 8.8. Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.1 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

    Section 8.9 Specific Performance. Each party acknowledges and agrees that in the event of any breach of this Agreement each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties will (a) waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 8.1.

    Section 8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party, which consent shall not be unreasonably withheld. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

    Section 8.10. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

    Section 8.11. Waivers. Except as otherwise provided in Agreement, any failure of either party to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    Section 8.12. No Double Recovery. Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any prevision of this Agreement for any amount to the extent such party his been indemnified or reimbursed for such amount under any other provision of this Agreement or otherwise.

    Section 8.13. Attorneys' Fees and Costs. In the event of any arbitration or litigation to enforce or interpret the terms and provisions of this Agreement, the prevailing party shall be entitled to an award against the other party for its reasonable attorneys' fees and costs incurred in connection with such arbitration or litigation (including all trial and appellate levels and post-judgment collection proceedings).

ARTICLE IX
DISPUTE RESOLUTION

    Section 9.1. Negotiation. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation. Either party may give the other party notice of any dispute not resolved in the normal course of business. Within five (5) days after delivery of the notice, the receiving party shall submit to the notifying party a written response. The notice and the response shall include (i) a statement of each party's position and a summary of arguments supporting that position, and (ii) the name and title of the person who will represent that party. As soon as practicable but in no event later than five (5) business days after delivery of the notifying party's notice, the representatives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. If a negotiator intends to be accompanied at a meeting by an attorney or other person, notice shall be given to the other negotiator(s) at least three (3) business days before the meeting. If the matter has not been resolved within ten (10) days of the notifying party's notice under this section, either party may by notice to the other party initiate mediation of the controversy or claim as provided in Section 9.2. All negotiations pursuant to this Section 9.1 are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence. Each party shall bear the cost of its own expenses relating to the negotiations.

    Section 9.2. Mediation. The parties shall endeavor to settle any dispute, controversy or claim arising out of or relating to this Agreement, or its breach, termination or validity, which has not been resolved by negotiation as provided in Section 9.1, by mediation under the then current rules of the American Arbitration Association (the "AAA"). The parties in accordance with the applicable rules of the AAA shall select the mediator. If the matter has not been resolved within ten (10) days after the initiation of mediation, either party may initiate binding arbitration of the controversy or claim as provided below. Each party shall bear the cost of its own expenses relating to the mediation; provided, however, the parties shall equally share any fees charged by the mediator or AAA.

    Section 9.3. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or its breach, termination or validity, which has not been resolved by mediation within ten (10) days after the commencement of such mediation, shall be settled by binding arbitration. Arbitration shall be before a three-person panel of neutral arbitrators one (1) named by the Seller and one (1) named by the Purchaser, with the naming of the arbitrators to occur within thirty (30) days after the demand for arbitration is made, and with the third (3rd) arbitrator to be chosen by the two (2) arbitrators named by the parties. Should either the Seller or the Purchaser refuse or neglect to join in the appointment of the arbitrators, the arbitrators shall be appointed in accordance with the provisions of the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). If any arbitrator shall die, resign, be disqualified, or otherwise fail or become unable to serve as an arbitrator, a replacement arbitrator shall be selected in the same manner as such arbitrator was originally selected in accordance with this Section 9.3.

      (a) The arbitrators shall be entitled to a reasonable fee commensurate with fees for professional services requiring similar time and effort. If the arbitrators so desire, they shall have the authority to retain the services of a neutral judge or attorney (whose fees shall be treated as an arbitrator's fees) to assist them in administering the arbitration and conducting any hearings and taking evidence at such hearings or otherwise. In addition, if the arbitrators so desire, they shall have the right to retain the services of a neutral expert to assist them in resolving the matter submitted to them for arbitration. Any such neutral judge, attorney or expert may be disqualified in the circumstances and in the manner in which a neutral arbitrator may be disqualified pursuant to the Rules.

      (b) The arbitrators shall expeditiously hear and decide all matters concerning the matter submitted to them for arbitration. The arbitration shall be conducted in New York City, N.Y., and shall be conducted in accordance with the then current Rules (excluding rules governing the payment of arbitration, administrative, or other fees or expenses to the arbitrators or the AAA) and pursuant to the Federal Arbitration Act, except to the extent such Rules conflict with the express provisions of this Section 9.3 (which shall prevail in the event of such conflict); provided, however, that all substantive law issues relating to the rights and obligations of the parties under this Agreement shall be governed by Section 8.1. The arbitrators shall conduct a hearing no later than forty-five (45) days after submission of the matter to arbitration, and a decision (which shall be rendered in writing and shall specify the factual and legal reasons for each decision) shall be rendered by the arbitrators within fifteen (15) days of the hearing. At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Each party shall have the right to present to the arbitrators for their consideration a position paper outlining its position and arguments; provided, that such party simultaneously provides a copy of such position paper to the other party. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant in accordance with procedures that it determines to be appropriate. The parties agree that the arbitrators and any court enforcing the award of the arbitrators shall not have the right or authority to award punitive or exemplary damages to any party to the arbitration. The responsibility for paying the costs and expenses of the arbitration, including compensation to the arbitrators and any judges, attorneys or experts retained by the arbitrators, shall be allocated among the parties to the arbitration in a manner determined by the arbitrators to be fair and reasonable under the circumstances; provided, however, the fees and expenses of the parties' respective counsel, consultants and witnesses shall be borne as provided for in Section 8.13.

      (c) This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of any party if notice of the proceedings has been given to such party. The Parties agree to abide by all awards rendered in such proceedings. All awards may be filed with the clerk of the cost as set forth in Section 8.13 as a basis of judgment and of the issuance of execution for its collection. No party shall be considered in default hereunder during the pendency of arbitration proceedings specifically relating to such default.

    Section 9.4 Expedited Proceedings. The parties acknowledge that the welfare of each party depends upon resolving, disputes, controversies and claims expeditiously. The deadlines set forth in this Article XI for the accomplishment of specified actions are firm deadlines that may not be extended except by mutual agreement or to prevent severe and irreparable damage on the part of the party seeking the extension.

[SIGNATURES APPEAR ON NEXT PAGE]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SELLER:

HEALTH NET, INC.

By:	/s/ B. CURTIS WESTEN Name: B. Curtis Westen Title: Senior Vice President, General Counsel and Secretary

PURCHASER:

FLORIDA HEALTH PLAN HOLDINGS II, L.L.C.

By:	/s/ STEVEN M. SCOTT, M.D. Name: Steven M. Scott, M.D. Title: Sole Manager

JOINDER: The undersigned individual hereby joins in this Agreement solely for purposes of undertaking and guaranteeing the obligations of the Purchaser under Section 7.3 of this Agreement.

/s/ STEVEN M. SCOTT, M.D. Steven M. Scott, M.D., personally

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EXHIBIT 10.1
STOCK PURCHASE AGREEMENT BY AND BETWEEN HEALTH NET, INC. AND FLORIDA HEALTH PLAN HOLDINGS II, L.L.C.
ARTICLE I PURCHASE AND SALE
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE IV COVENANTS
ARTICLE V INDEMNIFICATION
ARTICLE VI CONDITIONS
ARTICLE VII TERMINATION
ARTICLE VIII MISCELLANEOUS
ARTICLE IX DISPUTE RESOLUTION